PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-12

EXELON CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

Common stock, no par value per share

2)	Aggregate number of securities to which transaction applies:

135,201,700

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 279,026,222 shares of NRG Energy, Inc. common stock (the sum of (a) 233,027,222 shares of NRG Energy, Inc. common stock outstanding, (b) 4 million shares of NRG Energy, Inc. common stock issuable upon the exercise of outstanding options, (c) 40 million shares of NRG Energy, Inc. common stock issuable upon the conversion of outstanding shares of NRG Energy, Inc. preferred stock and (d) 2 million shares of NRG Energy, Inc. common stock issuable upon the exercise or vesting of other equity awards, in each case as of September 30, 2008 (each as reported in NRG Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008), less 1,000 shares of NRG common stock owned by Exelon Corporation and Exelon Xchange Corporation, a direct wholly-owned subsidiary of Exelon Corporation) and (ii) the average of the high and low sales prices of NRG Energy, Inc. common stock as reported on the New York Stock Exchange on November 11, 2008 ($22.75).

4)	Proposed maximum aggregate value of transaction:

$6,347,846,550.50

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

$249,470.37 (based upon the product of $6,347,846,550.50 and the fee rate of $39.30 per million dollars set forth in Fee Rate Advisory 1 for Fiscal Year 2008)

2)	Form, Schedule or Registration Statement No.:

Form S-4 (333-155278) and Schedule TO

3)	Filing Party:

Exelon Corporation

4)	Date Filed:

November 12, 2008

PRELIMINARY PROXY STATEMENT DATED APRIL [—], 2009 – SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[—], 2009

[—], 2009

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Exelon Corporation, a Pennsylvania corporation (“Exelon”), to be held on [—], [—], 2009 at [—] Central Daylight Time at [—]. The purpose of the special meeting is to consider and vote upon the following matters:

•

a proposal to approve the issuance of shares of Exelon common stock, without par value, in connection with Exelon’s proposed acquisition of NRG Energy, Inc., a Delaware corporation (“NRG”), pursuant to the exchange offer and second-step merger described in the accompanying proxy statement; and

•

a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for that proposal.

We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement of such meeting by Exelon’s board of directors.

Only shareholders of record at the close of business on [—], 2009, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. The record date is the date used to determine which shareholders are entitled to vote at the special meeting. As of the record date, there were [—] shares of Exelon common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting. As a shareholder of record, you are cordially invited to attend the special meeting in person; however, whether or not you expect to attend in person, you can be sure your shares are represented at the special meeting by promptly voting and submitting your proxy by telephone, or via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

The board of directors has unanimously determined that the share issuance in connection with the proposed acquisition of NRG as described in the enclosed proxy statement is advisable and in the best interest of Exelon and its shareholders. The board of directors unanimously recommends that you vote “FOR” the share issuance proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Katherine K. Combs
Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel

The accompanying proxy statement is dated [—], 2009 and will be first sent to shareholders on or about [—], 2009.

10 South Dearborn Street

Chicago, Illinois 60603

SPECIAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

This proxy statement is furnished to the holders of common stock, without par value, of Exelon Corporation, a Pennsylvania corporation (“Exelon”, “we”, “us” or “our”) in connection with the solicitation of proxies by the board of directors of Exelon, to be voted at the special meeting of shareholders of Exelon, and any adjournment or postponement of such special meeting. The special meeting will be to be held on [—], [—], 2009 at [—] Central Daylight Time at [—].

At the special meeting, you will be asked to consider and to vote upon:

•

a proposal to approve the issuance of shares of Exelon common stock, without par value, in connection with Exelon’s proposed acquisition of NRG Energy, Inc. (“NRG”), pursuant to the exchange offer and second-step merger described in this proxy statement; and

•

a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for that proposal.

On November 12, 2008, Exelon, through its wholly-owned subsidiary, Exelon Xchange Corporation, commenced an exchange offer to acquire all outstanding shares of NRG common stock in exchange for 0.485 of a share of Exelon common stock. In addition, holders of NRG common stock will receive cash in lieu of any fractional shares of Exelon common stock to which holders may be entitled. The expiration date for the exchange offer is currently 5:00 p.m., New York City time, on June 26, 2009, unless extended by Exelon and Exelon Xchange. Following completion of the exchange offer, Exelon intends to seek to have NRG consummate a second-step merger of a wholly-owned subsidiary of Exelon into NRG. In the second-step merger, each remaining issued and outstanding share of NRG common stock (other than shares of NRG common stock owned by Exelon, Exelon Xchange or NRG or their respective subsidiaries or held by NRG stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Exelon common stock as exchanged in the exchange offer, plus cash in lieu of any fractional shares of Exelon common stock. Exelon has reserved the right, in its sole discretion, at any time and from time to time, to change the terms of the exchange offer and second-step merger, including the exchange ratio.

The exchange offer is being made pursuant to Exelon’s prospectus/offer to exchange, dated November 12, 2008, and the related letter of transmittal (each, as amended, modified and supplemented).

The board of directors has unanimously determined that the issuance of shares of Exelon common stock in connection with the proposed acquisition of NRG pursuant to the exchange offer and second-step merger is advisable and in the best interest of Exelon and its shareholders. The board of directors unanimously recommends that you vote “FOR” the share issuance proposal and “FOR” the adjournment proposal.

Your vote is important. Whether or not you plan to attend the special meeting, we urge you to vote your shares of Exelon common stock today by telephone, or via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

This proxy statement is dated [—], 2009 and will be first sent to shareholders on or about [—], 2009.

SUMMARY TERMS OF THE EXCHANGE OFFER AND SECOND-STEP MERGER

Below is a summary of the terms of Exelon’s exchange offer (and anticipated second-step merger) to acquire all of the outstanding shares of NRG common stock. This summary highlights selected information from this proxy statement, and may not contain all of the information that is important to you. To better understand the exchange offer, you should read this entire proxy statement carefully, as well as those additional documents to which we refer you to. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.”

The Companies

Exelon (See page [—])

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220. Exelon Corporation is one of the nation’s largest energy companies with approximately $19 billion in annual revenues. Exelon distributes electricity to approximately 5.4 million customers in Illinois and Pennsylvania, and natural gas to approximately 485,000 customers in southeastern Pennsylvania. Exelon’s operations include energy generation, power marketing and energy delivery. Exelon has one of the industry’s largest portfolios of electricity generation capacity, with strong positions in the Midwest and Mid-Atlantic. Exelon operates the largest nuclear fleet in the United States.

Exelon Xchange (See page [—])

Exelon Xchange Corporation (“Exelon Xchange”) was incorporated in Delaware on October 21, 2008. Exelon Xchange’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220. Exelon Xchange is a direct wholly-owned subsidiary of Exelon that was formed for the sole purpose of acquiring the outstanding shares of NRG common stock and consummating a subsequent merger of Exelon Xchange (or another wholly-owned subsidiary of Exelon) with and into NRG. Exelon Xchange has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the exchange offer and the second-step merger.

NRG (See page [—])

NRG was incorporated in Delaware on May 29, 1992. NRG’s headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. NRG’s telephone number is 609-524-4500. NRG is a wholesale power generation company with a significant presence in major competitive power markets in the United States. NRG is engaged in the ownership, development, construction and operation of power generation facilities, the transacting in and trading of fuel and transportation services, and the trading of energy, capacity and related products in the United States and select international markets.

The Exchange Offer (See page [—])

Exelon, through Exelon Xchange, is offering to exchange 0.485 of a share of Exelon common stock for each share of NRG common stock that is validly tendered and not withdrawn prior to the expiration date of the exchange offer, upon the terms and subject to the conditions contained in the prospectus/offer to exchange and the accompanying letter of transmittal of Exelon and Exelon Xchange dated November 12, 2008, as amended. In addition, holders of NRG common stock will receive cash in lieu of any fractional shares of Exelon common stock to which they may be entitled. The expiration date of the exchange offer is currently scheduled as 5:00 p.m., New York City time, on June 26, 2009, unless extended by Exelon and Exelon Xchange.

Following completion of the exchange offer, Exelon intends to seek to have NRG consummate a second-step merger of a wholly-owned subsidiary of Exelon into NRG. In the second-step merger, each remaining issued and outstanding share of NRG common stock (other than shares of NRG common stock owned by Exelon, Exelon

Xchange or NRG or their respective subsidiaries or held by NRG stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Exelon common stock as exchanged in the offer, plus cash in lieu of any fractional shares of Exelon common stock. Exelon has reserved the right, in its sole discretion, at any time and from time to time, to change the terms of the exchange offer and second-step merger, including the exchange ratio.

Recommendation of the Exelon Board of Directors (See page [—])

The Exelon board of directors has unanimously determined that the issuance of shares of Exelon common stock in connection with the acquisition of NRG pursuant to the exchange offer and second-step merger is advisable and in the best interests of Exelon and its shareholders and unanimously recommends that Exelon shareholders vote “FOR” the share issuance proposal and “FOR” the adjournment proposal.

Conditions of the Exchange Offer (See page [—])

In addition to shareholder approval of the share issuance in connection with the proposed NRG acquisition, Exelon’s and Exelon Xchange’s obligation to exchange shares of Exelon common stock for shares of NRG common stock pursuant to the exchange offer is subject to several conditions. Exelon has reserved the right to amend or waive many of the conditions to the exchange offer prior to the expiration of the exchange offer, subject to compliance with applicable law.

Ownership of the Combined Company After the Exchange Offer and Second-Step Merger (See page [—])

Based on certain assumptions regarding the number of shares of NRG common stock to be exchanged, Exelon estimates that if all shares of NRG common stock are acquired in the proposed acquisition of NRG on the current terms of the exchange offer and the second-step merger, former holders of NRG common stock would own, in the aggregate, approximately 17% of the outstanding shares of Exelon common stock. If NRG’s 4.0% Convertible Perpetual Preferred Stock were to be converted to NRG common stock and exchanged for shares of Exelon common stock in the transactions or if, after the transactions, holders of NRG’s 4.0% Convertible Perpetual Preferred Stock convert all of their shares into Exelon common stock, former holders of NRG common stock and preferred stock would own in the aggregate approximately 18% of the outstanding shares of Exelon common stock.

Interest of Executive Officers and Directors of Exelon in the Exchange Offer (See page [—])

Except as set forth in this proxy statement, neither Exelon nor, to the best of our knowledge, any directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of NRG. Exelon does not believe that the share issuance, exchange offer and the second-step merger will be deemed to be a change in control impacting grants under any of Exelon’s long-term incentive or stock option plans, or a change in control under any employment agreements between Exelon and any of its employees.

Appraisal/Dissenter’s Rights (See page [—])

No appraisal or dissenters’ rights are available to Exelon’s shareholders in connection with the share issuance proposal, the exchange offer or the second-step merger.

Accounting Treatment (See page [—])

The acquisition of shares of NRG common stock by Exelon will be accounted for using the purchase method of accounting under Generally Accepted Accounting Principles (“GAAP”), which means that NRG’s results of operations will be included with Exelon’s from the closing date and NRG’s consolidated assets and liabilities will be recorded at their estimated fair values at the same date. Any estimated fair value in excess of the total purchase price will be allocated to specific identifiable intangibles (and amortized over the life of the assets) acquired or goodwill. Any excess of the total purchase price over the estimated fair value will be recognized as a benefit in earnings upon closing of the transaction.

Regulatory Approval and Status (See page [—])

Exelon must receive approval from and/or make filings with various foreign, federal and state regulatory agencies with respect to the exchange offer and the second-step merger. At the federal level, these approvals include the approval of the Federal Energy Regulatory Commission (the “FERC”) under the Federal Power Act and the Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the exchange offer cannot be completed until Exelon has made required notifications and given certain information and materials to the Federal Trade Commission (the “FTC”) and/or the Antitrust Division of the Department of Justice (the “DOJ”) and until specified waiting period requirements have expired. At the state level, final orders of each of the Pennsylvania Public Utility Commission (the “PAPUC”), the New York Public Service Commission (the “NYPSC”), the California Public Utilities Commission (the “CPUC”) and the Public Utility Commission of Texas (the “PUCT”) approving the consummation of the exchange offer and, in some jurisdictions, the second-step merger are required. Siting approvals in certain states may also be required.

Risk Factors (See page [—])

The proposed acquisition of NRG involves several risks which you should carefully consider when considering how to vote at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why did I receive this proxy statement?

The board of directors is soliciting your proxy to vote at the special meeting because you were a shareholder of Exelon as of the record date, [—], 2009, and are entitled to vote at the special meeting. This proxy statement contains certain information with respect to the special meeting and Exelon’s proposed acquisition of NRG.

What am I voting on?

You are being asked to consider and vote on two proposals:

•

a proposal to approve the issuance of shares of Exelon common stock, without par value, in connection with Exelon’s proposed acquisition of NRG pursuant to the exchange offer and second-step merger described in this proxy statement; and

•

a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for that proposal.

Why is shareholder approval of the share issuance required?

Exelon is seeking to acquire NRG. To accomplish the proposed acquisition, Exelon and Exelon Xchange commenced an exchange offer to acquire each of the outstanding shares of NRG common stock in exchange for 0.485 of a share of Exelon common stock plus cash in lieu of fractional shares. If the exchange offer is consummated, Exelon intends to seek to have NRG consummate a second-step merger of a wholly-owned subsidiary of Exelon into NRG. In the second-step merger, each remaining issued and outstanding share of NRG common stock (other than shares of NRG common stock owned by Exelon, Exelon Xchange or NRG or their respective subsidiaries or held by NRG stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Exelon common stock as exchanged in the offer, plus cash in lieu of any fractional shares of Exelon common stock. As described below, Exelon may amend the terms of the exchange offer and second-step merger.

Based upon publicly available information as of February 24, 2009, if the exchange offer and second-step merger are consummated in accordance with their current terms, Exelon currently expects to issue 131,515,342 shares of Exelon common stock and reserve an additional 10,184,273 shares of Exelon common stock for future issuances in connection with any conversions of the shares of NRG’s 4.0% Convertible Perpetual Preferred Stock into Exelon common stock following completion of the transactions. The number of shares will be greater than 20% of the total number of shares of Exelon common stock outstanding prior to consummation of the exchange offer and second-step merger. The listing requirements of the New York Stock Exchange (“NYSE”) require that Exelon’s shareholders approve any issuance of shares or securities convertible into or exercisable for common stock in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of shares of Exelon common stock or securities convertible into or exercisable for shares of Exelon common stock, (a) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (b) the number of shares of Exelon common stock to be issued is or will be equal to or in excess of 20% of the number of shares of Exelon common stock outstanding before the issuance of the common stock or other securities being issued.

What will be the effect of the share issuance?

Based on publicly available information as February 24, 2009, Exelon estimates that if all shares of NRG common stock are acquired in the proposed acquisition of NRG on the current terms of the exchange offer and the second-step merger, former holders of NRG common stock would own, in the aggregate, approximately 17% of the outstanding shares of Exelon common stock. If NRG’s 4.0% Convertible Perpetual Preferred Stock were to be converted to NRG common stock and exchanged for shares of Exelon common stock in the transactions or if, after the transactions, holders of NRG’s 4.0% Convertible Perpetual Preferred Stock convert all of their shares into Exelon common stock, former holders of NRG common stock and preferred stock would own in the aggregate approximately 18% of the outstanding shares of Exelon common stock. These estimates are based on publicly available information as of February 24, 2009; if the number of shares of NRG common stock and/or securities convertible into or exchangeable for NRG common stock is different as of the consummation of the exchange offer or the second-step merger, the number of shares of Exelon common stock issued or reserved for future issuances in connection with the transactions will be different as well.

What vote is required to approve the proposals?

Approval of the share issuance proposal requires the affirmative vote of at least a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote, assuming a quorum is present. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy at the special meeting, whether or not a quorum is present. Abstentions and broker non-votes are not counted as votes “for” or “against” the proposals and are not counted in determining the number of votes cast on the proposals.

Who is entitled to vote at the special meeting?

Only shareholders of record at the close of business on the record date, which is [—], 2009, are entitled to receive notice of and to vote at the special meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the special meeting, or any postponements or adjournments of the special meeting. Shareholders of record are entitled to one vote for each share of Exelon common stock owned of record as of the record date.

How do I vote?

Shareholders of Record: If you are a shareholder of record, there are four ways to vote:

•	by toll-free telephone at the toll-free number on your enclosed proxy card;

•	via the Internet at the website provided on your enclosed proxy card;

•	by signing, dating and returning your proxy card; or

•	by written ballot at the special meeting.

The deadline for Internet and telephone voting will be 11:59 PM, Eastern Time, [—], 2009.

Street Name Holders. If your shares are held in “street name” by a bank, broker or other nominee, you should follow the voting instructions provided by your bank, broker or other nominee.

How many votes must be present to hold the special meeting?

In order to conduct the special meeting, at least a majority of the outstanding shares of Exelon common stock entitled to vote must be present or be represented by proxy. This is referred to as a “quorum.” If a shareholder submits a properly executed proxy card or votes by telephone, or via the Internet, the shareholder will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the special meeting for purposes of a quorum.

As of the record date, there were [—] shares of Exelon common stock issued and outstanding.

How can I attend the special meeting?

Admittance to the special meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a holder of record and wish to attend the special meeting, tear off and bring the bottom half of your proxy card along with a photo ID to present for admission to the special meeting.

If your shares of Exelon common stock are held in the name of a bank, broker or other nominee, and you wish to attend the special meeting, you must bring other proof of ownership such as an account statement that clearly shows that you held Exelon common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain a ticket by sending a request and a copy of your proof of ownership to: Special Meeting Admission Tickets c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. If you would like directions to the special meeting, please contact [—].

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. All other items may be subject to search.

Will any other matters be voted on at the special meeting?

Exelon does not know of any other matters that will be brought before the shareholders for a vote at the special meeting. If any other matter is properly brought before the special meeting, your proxy gives authority to the proxies described therein to vote on such matters in their discretion.

How will my proxy be voted?

If you vote by telephone, or via the Internet, or by signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If you submit your proxy but do not indicate how you want to vote, your shares will be voted “FOR” the share issuance proposal and “FOR” any proposal by the Exelon board of directors to adjourn or postpone the annual meeting, if necessary.

Your proxies will vote in their discretion on any other matter that properly comes before the special meeting.

Who will count and certify the votes?

Representatives from Broadridge Investor Communication Solutions and Exelon’s Office of Corporate Governance will count the votes and certify the election results.

Who pays for the proxy solicitation related to the special meeting?

Exelon does. We have retained Innisfree M&A Incorporated (“Innisfree”) to help us send out the proxy materials and ask for proxies. Solicitation of proxies may be conducted by mail, facsimile, courier services, telephone, telegraph, the Internet, e-mail, newspapers, advertisements and other publications of general distribution and in person. Exelon may, from time to time, request that certain of its directors, officers or employees assist with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon common stock.

Can I change my vote or revoke my proxy?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone, or via the Internet, or send a written notice of revocation to Exelon’s Corporate Secretary at 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Also, a shareholder attending the special meeting in person may request that the shareholder’s previously submitted proxy not be used.

Will I have dissenters’ rights if I do not support the issuance of shares in connection with the proposed NRG acquisition?

No. Exelon’s shareholders will not be entitled to appraisal or similar dissenters’ rights in connection with the share issuance proposal, the exchange offer or the second-step merger.

THE SPECIAL MEETING

Exelon Corporation

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220. Exelon Corporation is one of the nation’s largest energy companies with approximately $19 billion in annual revenues. Exelon distributes electricity to approximately 5.4 million customers in Illinois and Pennsylvania, and natural gas to approximately 485,000 customers in southeastern Pennsylvania. Exelon’s operations include energy generation, power marketing and energy delivery. Exelon has one of the industry’s largest portfolios of electricity generation capacity, with strong positions in the Midwest and Mid-Atlantic. Exelon operates the largest nuclear fleet in the United States.

Time, Date, Place and Purpose

The special meeting will be held on [—],[—] at [—] Central Daylight Time at [—]. Shareholders are being asked to consider and vote upon two proposals at the special meeting:

•

a proposal to approve the issuance of shares of Exelon common stock, without par value, in connection with Exelon’s proposed acquisition of NRG pursuant to the exchange offer and second-step merger described in this proxy statement; and

•

a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for that proposal.

We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement of such meeting by Exelon’s board of directors. If any other matters or motions should be properly brought before the special meeting, the proxies described in the accompanying proxy will vote such proxy in their discretion.

Record Date and Shares Entitled to Vote

Only holders of record of shares of Exelon common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. Holders of record of shares of Exelon common stock on the record date are entitled to cast one vote per share on any matter properly brought before the special meeting. On the record date there were [— ] shares of Exelon common stock issued and outstanding.

Voting Procedures

Shareholders of Record: If you are a shareholder of record, there are four ways to vote:

•	by toll-free telephone at the toll-free number on your enclosed proxy card;

•	via the Internet at the website provided on your enclosed proxy card;

•	by signing, dating and returning your proxy card; or

•	by written ballot at the special meeting

The deadline for Internet and telephone voting will be 11:59 PM, Eastern Time, [—], 2009.

Street Name Holders. If your shares are held in “street name” by a bank, broker or other nominee, you should follow the voting instructions provided by your bank, broker or other nominee.

If you vote by telephone, or via the Internet, or by signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If you submit your proxy but do not indicate how you want to vote, your shares will be voted “FOR” the share issuance proposal and “FOR” any proposal by the Exelon board of directors to adjourn or postpone the annual meeting, if necessary.

Your proxies will vote in their discretion on any other matter that properly comes before the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, we urge you to vote your shares of Exelon common stock today by telephone, or via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Quorum

In order to conduct the special meeting, at least a majority of the outstanding shares of Exelon common stock must be present or be represented by proxy. This is referred to as a “quorum.” If a shareholder submits a properly executed proxy card or votes by telephone or via the Internet, the shareholder will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the special meeting for purposes of a quorum.

Vote Required

Approval of the share issuance proposal requires the affirmative vote of at least a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote, assuming a quorum is present. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy at the special meeting, whether or not a quorum is present. Abstentions and broker non-votes are not counted as votes “for” or “against” the proposals and are not counted in determining the number of votes cast on the proposals.

Proxy Solicitation

Exelon will bear the cost of the solicitation of proxies for the special meeting. We have retained Innisfree to help us send out the proxy materials and ask for proxies. Innisfree’s fee for these services is $[—], plus reimbursement of out-of-pocket expenses. Solicitation of proxies may be conducted by mail, facsimile, courier services, telephone, telegraph, the Internet, e-mail, newspapers, advertisements and other publications of general distribution and in person. Exelon may, from time to time, request that certain of its directors, officers or employees assist with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon common stock.

Revocation of Proxies

A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Corporate Secretary of Exelon a signed notice of revocation or a later dated signed proxy or by voting by telephone or via the Internet on a later date or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. For votes submitted by telephone, or via the Internet, follow the instructions on the accompanying proxy concerning revocations by telephone or via the Internet. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received by Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398, Attention: Corporate Secretary, at or before the vote to be taken at the special meeting.

Exelon’s Auditors

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.

PROPOSAL 1

ISSUANCE OF SHARES OF EXELON’S COMMON STOCK

IN CONNECTION WITH EXELON’S PROPOSED ACQUISITION OF NRG

General

You are being asked to consider and vote upon the share issuance proposal, which is described in more detail below.

Exelon is seeking to acquire all of the outstanding shares of NRG common stock. In order to accomplish this, Exelon and Exelon Xchange commenced an exchange offer to acquire each of the outstanding shares of NRG common stock in exchange for 0.485 of a share of Exelon common stock plus cash in lieu of fractional shares. If the exchange offer is consummated, Exelon intends to seek to have NRG consummate a second-step merger of a wholly-owned subsidiary of Exelon with and into NRG in order to acquire all remaining shares of NRG common stock that are not acquired in the exchange offer. In the second-step merger, each remaining issued and outstanding share of NRG common stock (other than shares of NRG common stock owned by Exelon, Exelon Xchange or NRG or their respective subsidiaries or held by NRG stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Exelon common stock as exchanged in the offer, plus cash in lieu of any fractional shares of Exelon common stock.

NYSE rules require that Exelon’s shareholders approve any issuance of shares or securities convertible into or exercisable for common stock in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of shares of Exelon common stock or securities convertible into or exercisable for shares of Exelon common stock, (a) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (b) the number of shares of Exelon common stock to be issued is or will be equal to or in excess of 20% of the number of shares of Exelon common stock outstanding before the issuance of the common stock or other securities being issued.

Based on publicly available information as of February 24, 2009, Exelon estimates that pursuant to the current terms of the exchange offer and second-step merger, it would issue 131,515,342 shares of Exelon common stock and reserve an additional 10,184,273 shares of Exelon common stock for future issuances in connection with any conversions of the shares of NRG’s 4.0% Convertible Perpetual Preferred Stock into Exelon common stock following completion of the transactions. These estimates assume that:

•

all of the outstanding shares of NRG common stock, the total number of which Exelon estimates was 263,332,313 as of February 24, 2009 (after giving effect to the conversion of the 5.75% Mandatory Convertible Preferred Stock into common stock of NRG on March 16, 2009), are exchanged for shares of Exelon common stock at the exchange ratio of 0.485 pursuant to the exchange offer or the second-step merger;

•

the shares of NRG’s 4.0% Convertible Perpetual Preferred Stock, of which there were reported to be 419,970 outstanding as of February 24, 2009, will remain outstanding and not be converted to shares of NRG common stock or exchanged for shares of Exelon common stock pursuant to the exchange offer or the second-step merger (though shares of NRG’s 4.0% Convertible Perpetual Preferred Stock remain convertible at any time at the election of the holder prior to the second-step merger into shares of NRG common stock or following such merger into shares of Exelon common stock);

•	all outstanding shares of NRG’s 3.625% Convertible Perpetual Preferred Stock will be redeemed for cash at the par value of approximately $250 million;

•

all outstanding options to purchase shares of NRG common stock, of which there were reported to be 5,203,788 as of February 24, 2009, will vest upon the consummation of the offer, will be exercised for shares of NRG common stock (assuming the aggregate exercise price of such options is satisfied in cash) and will be exchanged for shares of Exelon common stock at the exchange ratio of 0.485;

•

all other outstanding equity awards convertible into or exercisable for shares of NRG common stock (including, without limitation, non-vested restricted stock units and performance units), of which there were reported to be 2,629,552 as of February 24, 2009, will vest upon the consummation of the exchange offer and will be exchanged for shares of Exelon common stock at the exchange ratio of 0.485; and

•	all notes and preferred interests with respect to NRG Common Stock Finance I LLC and NRG Common Stock Finance II LLC will be repurchased or redeemed for cash.

These estimates are based on publicly available information as of February 24, 2009; if the number of shares of NRG common stock and/or securities convertible into or exchangeable for NRG common stock is different as of the consummation of the exchange offer or the second-step merger, the number of shares of Exelon common stock issued or reserved for future issuances in connection with the transactions will be different as well. Exelon reserves the right, in its sole discretion, at any time and from time to time, to change the terms of the exchange offer and the second-step merger, including, among other things, by increasing or decreasing the exchange ratio and/or changing the type of consideration payable to NRG stockholders in the exchange offer and the second-step merger.

Exelon has separately filed a registration statement on Form S-4 with the SEC with respect to the shares of Exelon common stock to be issued to the stockholders of NRG or reserved for issuance in connection with the proposed acquisition of NRG. Shareholders who wish to review the registration statement may obtain a copy free of charge from the SEC at the SEC’s website (www.sec.gov) or by directing a request to:

501 MADISON AVENUE, 20TH FLOOR

NEW YORK, NEW YORK 10022

STOCKHOLDERS, PLEASE CALL TOLL-FREE: 877-750-9501

BANKS AND BROKERAGE FIRMS MAY CALL COLLECT: 212-750-5833

Effect of Shareholder Approval

Based on publicly available information as of February 24, 2009, Exelon estimates that if all shares of NRG common stock are acquired in the proposed acquisition of NRG on the current terms of the exchange offer and the second-step merger, former holders of NRG common stock will own, in the aggregate, approximately 17% of the outstanding shares of Exelon common stock. If NRG’s 4.0% Convertible Perpetual Preferred Stock were to be converted to NRG common stock and exchanged for shares of Exelon common stock in the transactions or if, after the transactions, holders of NRG’s 4.0% Convertible Perpetual Preferred Stock convert all of their shares into Exelon common stock, former holders of NRG common stock and preferred stock would own in the aggregate approximately 18% of the outstanding shares of Exelon common stock. These estimates are based on publicly available information as of February 24, 2009; if the number of shares of NRG common stock and/or securities convertible into or exchangeable for NRG common stock is different as of the consummation of the exchange offer or the second-step merger, the number of shares of Exelon common stock issued or reserved for future issuances in connection with the transactions will be different as well.

Preemptive Rights

Holders of shares of Exelon common stock will not have preemptive rights in connection with the share issuance.

Appraisal/Dissenters’ Rights

No appraisal or dissenters’ rights are available to Exelon’s shareholders in connection with the share issuance proposal, the exchange offer or the second-step merger.

Recommendation of the Board of Directors

Exelon’s board of directors has unanimously determined that the issuance of shares in connection with the proposed acquisition of NRG pursuant to the exchange offer and second-step merger is advisable and in the best interests of Exelon and its shareholders and unanimously recommends that shareholders vote “FOR” the share issuance proposal.

Reasons for the Share Issuance

In reaching its decision to recommend the issuance of shares of Exelon common stock in connection with the proposed acquisition of NRG pursuant to the exchange offer and second-step merger, the Exelon board of directors consulted with Exelon management, as well as Exelon’s financial advisors and Exelon’s outside counsel, and considered various material factors, which are described below. The following discussion of the information and factors considered by the Exelon board of directors is not exhaustive, but includes all material factors considered by the Exelon board of directors. In view of the wide variety of factors considered by the Exelon board of directors in connection with its evaluation of the share issuance, the exchange offer and the second-step merger, the Exelon board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Exelon board of directors may have given different weight to different factors. The Exelon board of directors considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Exelon board of directors were the following:

•

Increased Scope and Scale – The issuance of shares of Exelon common stock would facilitate the proposed acquisition of NRG and would create a combined company with increased scale and scope in generation. The combined company would constitute the largest power company in the United States by assets, market capitalization, enterprise value and generation capacity. The combined company is expected to have an enterprise value of approximately $55 billion and a market capitalization of $35 billion.

•

Increased Generation Efficiency – Exelon believes that significant efficiencies of scale would be realized from the combination of Exelon and NRG. The combined company’s approximately 51,000 MW fleet (including owned and contracted capacity, after giving effect to potential divestitures contemplated by Exelon’s regulatory divestiture plan to obtain regulatory approvals as described under “Certain Legal Matters; Regulatory Approvals”) would include 18,000 MW of nuclear generation.

•

Synergies – Although no assurance can be given that any particular level of cost savings and other synergies will be achieved, based on publicly available information, Exelon management believes that the transaction may result in annual estimated synergies of approximately $180 million to $300 million through the combination of operational, financial and service capabilities, before giving effect to costs to achieve the synergies, increased interest expense in connection with the refinancing of existing NRG indebtedness and any adjustments that may result from due diligence investigation. Exelon believes that the transaction could create, on a net present value basis, $1.5 billion to $3 billion or more of value through synergies. For a discussion of the interest expense Exelon expects to incur in connection with the refinancing of NRG’s outstanding indebtedness as a result of the consummation of the exchange offer, see “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.”

•

Fuel and Geographic Diversification – The combined company would have a more highly diversified mix of generation capacity with a presence in four major domestic competitive power generation regions and a diversified fuel mix using uranium, natural gas, coal and oil.

•

Anticipated Financial Strength – The increased scale and scope is expected to strengthen the balance sheet of the combined company. The combination of Exelon and NRG is expected to reduce the leverage associated with NRG’s current business and enhance the credit rating of the debt incurred by NRG to finance that business.

•

Enhanced Ability to Pursue Capital-Intensive Projects – Exelon believes that the combined company’s assets, enterprise value and market capitalization will enable Exelon to pursue more multi-year, capital intensive projects than would be possible absent the acquisition of NRG.

The Exelon board of directors also considered the potential risks of the share issuance, exchange offer and second-step merger, including those set forth under “Risk Factors.”

The Exelon board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of the Exelon board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Timing of the Transaction

Exelon anticipates that it will be able to complete the exchange offer in the fourth quarter of 2009. Exelon’s ability to consummate the exchange offer in the fourth quarter of 2009 is also subject to a number of approvals from, and filings with, various foreign, federal and state regulatory agencies with respect to both the exchange offer and the second-step merger. Exelon’s ability to consummate the exchange offer and the second-step merger in a timely fashion could be adversely affected by the actions of foreign, federal and state regulatory agencies in response to such filings or by a delay in receipt of necessary regulatory approvals. There can be no assurance as to the timing of these approvals and clearances or of Exelon’s ability to obtain these approvals on satisfactory terms or otherwise. In addition, if NRG’s board of directors continues its active opposition to Exelon’s offer, Exelon’s ability to timely consummate the exchange offer could be adversely affected. Exelon believes that the exchange offer is in the best interests of NRG’s stockholders.

THE EXCHANGE OFFER AND THE SECOND-STEP MERGER

Terms of the Exchange Offer

On October 19, 2008, Exelon proposed a business combination of Exelon and NRG. Because the board of directors of NRG rejected Exelon’s offer, Exelon commenced the exchange offer on November 12, 2008. Under the current terms of the exchange offer, Exelon is offering to exchange each issued and outstanding share of NRG common stock for 0.485 of a share of Exelon common stock plus cash in lieu of any fractional shares. Following completion of the exchange offer, Exelon intends to seek to have NRG consummate a second-step merger of a wholly-owned subsidiary of Exelon into NRG. In the second-step merger, each remaining issued and outstanding share of NRG common stock (other than shares of NRG common stock owned by Exelon, Exelon Xchange or NRG or their respective subsidiaries or held by NRG stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same fraction of a share of Exelon common stock as exchanged in the offer, plus cash in lieu of any fractional shares of Exelon common stock. A vote of the NRG stockholders will be required to approve the second-step merger, unless Exelon consummates the second-step merger as a “short-form” merger pursuant to Section 253 of the Delaware General Corporation Law, as amended (the “DGCL”), in which case the board of directors of NRG and the NRG stockholders will not be required to approve the second-step merger. Under the DGCL, in order to be eligible to effect the second-step merger as a “short form” merger under Section 253, Exelon would need to own 90% of each class of outstanding voting stock of NRG, including NRG’s 4.0% Convertible Perpetual Preferred Stock.

Exelon reserves the right, in its sole discretion, at any time and from time to time, to change the terms of the exchange offer and the second-step merger, including, among other things, by increasing or decreasing the exchange ratio and/or changing the type of consideration payable to NRG stockholders in the exchange offer and the second-step merger. Exelon intends to continue to seek to negotiate with NRG with respect to the combination of NRG and Exelon. If such negotiations result in a definitive merger agreement between Exelon and NRG, the terms of the exchange offer and second-step merger could be changed. The terms as so changed could provide, among other possibilities, that Exelon would also issue shares of Exelon capital stock in exchange for the issued and outstanding shares of NRG preferred stock, for an exchange ratio greater or lower than the exchange ratio under the current terms of the exchange offer and/or for consideration to be paid to holders of NRG capital stock that includes or consists of Exelon common stock, other securities, cash or any combination thereof. If the exchange ratio in the exchange offer and second-step merger is changed or if the consideration to be paid or the capital stock of NRG to be acquired is changed, the number of shares of Exelon capital stock issued and/or reserved for future issuances could be different from the number of shares of Exelon common stock that Exelon estimates will be issued and reserved for future issuances under the current terms of the exchange offer and second-step merger. In addition, among other alternatives, negotiated combination could be structured as a merger of Exelon with and into NRG. Exelon is not currently asking you to approve, and approval of the share issuance proposal will not constitute approval of, a merger of Exelon with and into NRG.

Description of NRG

NRG is a wholesale power generation company with a significant presence in major competitive power markets in the United States. NRG is engaged in the ownership, development, construction and operation of power generation facilities, the transacting in and trading of fuel and transportation services, and the trading of energy, capacity and related products in the regional markets in the United States and select international markets where its generating assets are located.

As of December 31, 2008, NRG had a total global portfolio of 189 active operating fossil fuel and nuclear generation units, at 48 power generation plants, with an aggregate generation capacity of approximately 24,005 MW, and approximately 550 MW under construction which includes partners’ interests of 275 MW. In addition, NRG has ownership interests in two wind farms representing an aggregate generation capacity of 270 MW, which includes partner interests of 75 MW. Within the United States, NRG has a power generation portfolio of approximately 22,925 MW of fossil fuel and nuclear generation capacity in 177 active generating units at 43 plants and ownership interests in two wind farms representing 195 MW of wind generation capacity. These power generation facilities are primarily located in the Texas or Electric Reliability Council of Texas (“ERCOT”) region (approximately 11,010 MW, including the 195 MW from the two wind farms), the Northeast (approximately 7,020 MW), South Central (approximately 2,845 MW), and West (approximately 2,130 MW) regions of the United States, and approximately 115 MW of additional generation capacity from NRG’s thermal assets.

NRG was incorporated in Delaware on May 29, 1992. NRG’s common stock is listed on the NYSE under the ticker symbol “NRG”. NRG’s headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. NRG’s telephone number is 609-524-4500. The address of NRG’s website is http://www.nrgenergy.com. This website address is provided for convenience only and none of the information on this website is incorporated by reference into or otherwise deemed to be a part of this proxy statement.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and in addition to (and not in limitation of) Exelon’s and Exelon Xchange’s right to extend and amend the exchange offer at any time, in their discretion, neither Exelon nor Exelon Xchange shall be required to accept for exchange any shares of NRG common stock tendered pursuant to the exchange offer, or subject to any applicable rules and regulations of the SEC, make any exchange for shares of NRG common stock, and may extend, terminate or amend the exchange offer, if immediately prior to the expiration of the exchange offer in the reasonable judgment of Exelon, any one or more of the following conditions shall not have been satisfied:

•

Minimum Tender Condition – NRG stockholders shall have validly tendered and not withdrawn prior to the expiration of the exchange offer a number of shares of NRG common stock that, when added to the shares of NRG common stock then owned by Exelon, Exelon Xchange and Exelon’s other subsidiaries, shall constitute at least a majority of the then outstanding shares of NRG common stock on a fully-diluted basis.

•

Section 203 Condition – The board of directors of NRG shall have approved, in a manner reasonably satisfactory to Exelon, the exchange offer and the second-step merger described herein or any other business combination between NRG and Exelon (and/or any of Exelon’s subsidiaries) pursuant to the requirements of Section 203 of the DGCL or Exelon shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict the exchange offer, the second-step merger as described herein or any such business combination.

•

Competition Condition – Any applicable waiting period under the HSR Act shall have expired or shall have been terminated prior to the expiration of the exchange offer; further, the exchange offer shall not be the subject of any injunction or order secured by the DOJ, FTC, or other governmental authority barring the acceptance of shares of NRG common stock for exchange in the exchange offer.

•

Regulatory Approval Condition – Final orders of each of the FERC under the Federal Power Act, the NRC under the Atomic Energy Act, the PAPUC, the NYPSC, the CPUC and the PUCT approving the consummation of the exchange offer and, in some jurisdictions, the second-step merger, and siting approvals, if required in other states, shall have been obtained by Exelon prior to the expiration of the exchange offer.

•

Registration Statement Condition – The registration statement registering the shares of Exelon common stock to be issued in the exchange offer and second-step merger shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission (the “SEC”) and Exelon shall have received all necessary state securities law or “blue sky” authorizations.

•

Shareholder Approval Condition – The shareholders of Exelon shall have approved the issuance of shares of Exelon common stock pursuant to the exchange offer and the second-step merger in accordance with the rules of the NYSE.

•

Preferred Stock Condition – Exelon or one of its affiliates shall have made or entered into arrangements that, in the reasonable judgment of Exelon, ensure that at least 66 2/3% of the shares of NRG’s 3.625% Convertible Perpetual Preferred Stock will vote in favor of the second-step merger and/or any other business combination involving NRG and Exelon and/or one of its affiliates or Exelon shall otherwise be reasonably satisfied that none of the shares of NRG’s 3.625% Convertible Perpetual Preferred Stock will be outstanding as of the record date to vote on the second-step merger and/or any other business combination involving NRG and Exelon.

•

NYSE Listing Condition – The shares of Exelon common stock to be issued to NRG stockholders in the exchange offer shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Other Conditions

The exchange offer includes other conditions, including that Exelon and Exelon Xchange shall not be required to accept for exchange any shares of NRG common stock if any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority including those referred to or described in this proxy statement in the section captioned “Certain Legal Matters; Regulatory Approvals” below shall contain terms that, in the reasonable judgment of Exelon, results in, or is reasonably likely to result in, individually or in the aggregate with such other final orders, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents, a significant diminution in the benefits expected to be derived by Exelon or any affiliate of Exelon as a result of the transactions contemplated by the exchange offer, the second-step merger or any other business combination with NRG. See the prospectus/offer to exchange for a complete description of the conditions to the exchange offer.

The conditions to the exchange offer are for the sole benefit of Exelon and Exelon Xchange and may be asserted by Exelon and Exelon Xchange regardless of the circumstances giving rise to any such condition or, other than the “Competition Condition,” “Regulatory Approval Condition,” “Shareholder Approval Condition,” “Registration Statement Condition,” and “NYSE Listing Condition,” may be waived by Exelon or Exelon Xchange in whole or in part at any time and from time to time prior to the expiration of the offer in its discretion. The failure by Exelon or Exelon Xchange at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration of the exchange offer.

For purposes of determining whether any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, any litigation, suit, claim, action, proceeding or investigation or any other matter has, or is reasonably likely to result in, individually or in the aggregate, a significant diminution in the benefits expected to be derived by Exelon, Exelon Xchange or any other affiliate of Exelon as a result of the transactions contemplated by the exchange offer, the second-step merger or any other business combination with NRG, Exelon will not deem any divestitures consistent with the terms of Exelon’s regulatory divestiture plan to, in and of themselves, have such a significant diminution; however, Exelon may take such divestitures and the impact thereof into account in determining whether any such divestitures, together with any one or more other final orders, approvals, permits, authorization, waivers, determinations, favorable reviews or consents of any governmental authority, litigation, suits, claims, actions, proceedings or investigations or other matters, individually or in the aggregate, have resulted in, or are reasonably likely to result in, such a significant diminution. For a discussion of Exelon’s regulatory divestiture plan, see “Certain Legal Matters; Regulatory Approvals.”

BACKGROUND OF THE EXCHANGE OFFER AND SECOND-STEP MERGER

On an ongoing basis, Exelon evaluates options for achieving its long-term strategic goals and enhancing shareholder value. For several years, Exelon’s board of directors and management have been engaged in a strategic planning process designed to position Exelon to take advantage of growth opportunities in its industry. As part of this process, Exelon periodically has evaluated a variety of possible business combinations, including NRG, in light of Exelon’s evolving acquisition criteria and opportunities presented by various potential transactions. During the course of this process, Exelon has noted a move toward increasing consolidation in the power generation industry and believes that this trend will continue.

Exelon and NRG are involved in power and coal trading activities with each other in the ordinary course of business. In addition, Exelon and NRG are tenants in common of the Keystone and Conemaugh Generating Stations in Pennsylvania. Finally, Exelon and NRG participate in a number of industry groups, including, without limitation, the Association of Electric Companies of Texas. As a result, Exelon is generally familiar with NRG’s business and operations.

On September 26, 2008, Mr. John W. Rowe, Chairman and Chief Executive Officer of Exelon, telephoned Mr. David Crane, President and Chief Executive Officer of NRG, to express interest in exploring a possible transaction and meeting to discuss the strategic direction of their companies.

On September 30, 2008, Mr. Rowe, Mr. Christopher M. Crane, President and Chief Operating Officer of Exelon, Mr. David Crane, Mr. Robert C. Flexon, Executive Vice President and Chief Financial Officer of NRG, and Ms. Denise Wilson, Executive Vice President and Chief Administrative Officer of NRG, met in New York City to discuss strategic alternatives for Exelon and NRG, including a possible business combination. Messrs. Rowe and Christopher Crane indicated that the acquisition of NRG would be a natural fit for Exelon and that the combination of both companies would provide additional strength to NRG’s operations and significant value to NRG’s stockholders. At this meeting, it became apparent to Messrs. Rowe and Christopher Crane that there was a significant difference in the views of Exelon and NRG as to the principal terms of a potential business combination involving the two companies. At the conclusion of the meeting, the participants agreed that discussions surrounding a possible business combination should continue, and a subsequent meeting should be held.

On the evening of October 19, 2008, Mr. Rowe telephoned Mr. David Crane and informed him that Exelon’s board of directors had authorized him to make an offer for NRG of 0.485 a share of Exelon common stock for each share of NRG common stock, subject to confirmatory due diligence, the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals. In considering whether to make an offer to purchase NRG’s common stock, Exelon believed that further discussions with NRG would not likely lead to a definitive agreement within a reasonable period of time given the disparity between Exelon’s and NRG’s positions as to the principal terms of a potential business combination, as expressed in the September 30, 2008 meeting.

Following this telephone call, Mr. Rowe delivered a letter containing an offer to Mr. David Crane. The letter read as follows:

October 19, 2008

Mr. David Crane

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Dear David:

Thank you for meeting with Chris Crane and me on September 30. I believe we had a productive discussion about our respective companies, the challenges we face in this difficult economic environment, and the potential strengths a combination of NRG and Exelon would create.

A merger of NRG and Exelon would address critical national energy needs in a highly effective fashion, while creating substantially more value for both companies’ shareholders than either company can realize alone:

•

The combined company would constitute the largest U.S. power company in terms of assets, market capitalization, enterprise value and generating capacity. The approximately 47,000 MW fleet (after giving effect to planned divestitures) would include 18,000 MW of nuclear generation.

•

The combined company would have best-in-class nuclear and fossil operations with the second lowest carbon emitting intensity in the industry, positioning it to address the challenges of a carbon constrained world.

•	The resulting company’s balance sheet would be very strong, with investment grade credit ratings, providing greater flexibility for growth and hedging while also reducing the cost of capital.

•	Fuel and geographic diversity would be unparalleled, with a presence in four major power regions, using uranium, natural gas, coal and oil.

•	A merged company will realize substantial synergies through the combination of solid operational, financial and service capabilities.

Since our meeting, we have evaluated all of these factors in greater detail and continue to believe our initial assessment of the advantages a combination would bring both companies is well founded. To that end, with the unanimous authorization of our Board of Directors, I am writing on behalf of Exelon to submit a proposal for a business combination of Exelon and NRG. Under our proposal, Exelon would acquire all of the outstanding shares of NRG common stock at a fixed exchange ratio of 0.485 Exelon shares for each NRG common share. Our offer represents a 37 percent premium to NRG stockholders above NRG’s closing price on October 17, 2008. Exelon will also appropriately address the interests of the holders of NRG preferred stock.

I know that you are committed to realizing the upside potential embedded in NRG’s stock, which we agree is not fully reflected in its current stock price. We believe our proposal fully addresses that concern. In addition to a 37 percent premium, the exchange would give NRG stockholders the full upside potential of Exelon, the preeminent company in our industry. That potential is predicated on our consistent leadership in productivity and efficiency and the strength of our carbon position; ownership of seventeen world class nuclear units, the most valuable assets in our industry; a growth pattern in the last eight years unparalleled in the industry; and a balance sheet and liquidity of exceptional strength and value, notwithstanding the recent economic downturn.

Our proposal is subject to the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals. Because our proposal is based solely on publicly available information, it is also subject to our having the opportunity to conduct limited confirmatory due diligence. In addition, because the merger consideration is payable in Exelon stock, Exelon would provide NRG with an opportunity to conduct appropriate due diligence with respect to Exelon. We are prepared to begin discussions and due diligence immediately.

Exelon understands that approvals of regulatory authorities may depend upon modest divestiture of some assets of the combined company in some markets. Exelon has developed a divestiture strategy that will address the concerns of regulatory authorities, and we are confident that our proposed combination will receive all necessary regulatory approvals.

Exelon also recognizes that a substantial amount of NRG debt may need to be refinanced upon a change of control of NRG. Of course, both companies will want to have assurances that it is feasible to refinance that debt before closing the transaction. Based on discussions with our financial advisors, we believe that we will be able to arrange for the refinancing of NRG debt and appropriately address the NRG lien facility with trading counterparties, and we will propose to include provisions in the definitive agreement to assure both companies that the refinancing and lien facility arrangements are completed at the closing of the combination.

We look forward to the opportunity to discuss our proposal with you and your team. Due to the importance of this subject to the NRG board and the value represented by Exelon’s proposal, we expect that the NRG board will engage in a full review of our proposal. My team and I will make ourselves available to meet with you and your board at your earliest convenience. Considering the significance of this proposal to your shareholders and ours, Exelon intends to publicly release the text of this letter immediately.

Sincerely yours,

/s/ John W. Rowe
Chairman and Chief Executive
Officer

CC: Mr. Howard Cosgrove,

Chairman

On October 20, 2008, NRG issued a press release confirming receipt of Exelon’s proposal to acquire all of the outstanding shares of NRG common stock, indicating that NRG’s board of directors was reviewing Exelon’s proposal with its advisors and advising NRG stockholders to take no action at that time pending the board’s review.

On October 30, 2008, NRG issued its earnings release for the quarter ended September 30, 2008 and indicated in the release that the NRG board of directors was continuing its review of Exelon’s proposal with its advisors and advised NRG stockholders to take no action at that time pending the NRG board’s review.

On November 3, 2008, Mr. Christopher Crane telephoned Mr. David Crane and was told that Mr. David Crane was unavailable for the entire week. During the week of November 3, 2008, certain members of Exelon’s board of directors contacted members of the NRG board of directors and received no response, were told that NRG directors were instructed not to speak with representatives of Exelon or received no meaningful response that would indicate NRG had any interest in discussing a negotiated transaction.

On the morning of November 4, 2008, Mr. Rowe delivered a letter to Mr. Howard Cosgrove, Chairman of NRG, and Mr. David Crane. The letter read as follows:

November 3, 2008

Mr. Howard Cosgrove,

Chairman of the Board

Mr. David Crane,

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Dear Howard and David:

It has been just over two weeks since Exelon submitted its proposal to NRG to acquire all of the outstanding shares of NRG common stock in exchange for 0.485 shares of Exelon common stock. NRG publicly stated in both a press release on October 20 and in your conference call with analysts and investors on October 30 that the NRG board of directors would give our proposal due consideration. While we appreciate the time and effort that you and your board may be expending in reviewing our proposal, you must appreciate that the NRG board has had adequate time to act and further delay in responding is creating uncertainty for your shareholders and other stakeholders.

As you may know, on October 29, Exelon filed a document with the Securities and Exchange Commission as we initiated discussions with investors in which we outlined the financial and operational merits of combining our two companies. The feedback on our proposed transaction from institutional equity and fixed income investors in Exelon and NRG has been positive and reinforced our view that our proposal is in the best interests of both companies and NRG shareholders in particular. We have received strong support on our commitment to maintain investment grade ratings and our financial discipline. Both companies’ shareholders were encouraged that we have identified a structure that reduces execution risk and preserves the value created for shareholders. We also mentioned a possible structure to effect the combination through a negotiated transaction that would create further value for shareholders of both companies by allowing $4.7 billion of NRG senior notes to remain in place, reducing the burden of prepayment and refinancing; again, the response from the investors was very positive and supportive. We would be pleased to discuss with you in detail our ideas for creating shareholder value through a negotiated transaction.

We have met with the rating agencies and continue to believe that we can achieve our goal of investment grade ratings for the combined company. Your bondholders have already experienced an increase in the market value of their bonds and are supportive of our proposal to the point that several have expressed a willingness facilitate a deal, while recognizing that a negotiated transaction might not trigger a change-in-control put at 101%.

At the same time, we have held discussions with financial institutions about financing and, again, while not getting into specifics at this juncture, I think it is fair to characterize those meetings as very positive as well. Indeed, despite continuing turmoil in the financial markets, we are pleased that several major, global banks have already offered to commit more funding than we think necessary to refinance NRG debt in a negotiated transaction structure. Thus, the issue of refinancing NRG’s debt when the transaction closes is not an impediment. On the contrary, we believe that our success with the refinancing effort in this challenging environment serves to underscore the compelling business and financial rationale for the merger and further validates the combination of our two companies.

Let me recap the benefits our proposal provides. First, we are proposing to acquire all of the outstanding NRG common stock at a full and generous price. Indeed, the value to your shareholders was a premium of 37% to the closing price on October 17, the last trading day before we made our proposal public. Second, our proposed transaction not only provides NRG shareholders with an immediate premium on their investment, but also the opportunity to participate in the future growth of a combined company that will possess extraordinary attributes, including a 47,000 MW fleet, best-in-class nuclear and fossil operations with an industry-leading track record in carbon-reduction, a strong balance sheet with investment grade credit ratings and unparalleled fuel and geographic diversity. Finally, the combination of our two companies would result in substantial synergies, which we have estimated at anywhere from $1 to $3 billion (in net present value) and perhaps more; we could refine and verify those estimates together, given an opportunity to conduct reasonable due diligence.

As we also have noted, we do not believe that there are any regulatory or other obstacles that cannot be satisfactorily addressed to allow the timely consummation of this transaction. We have already identified the small number of divestitures we think are required for federal regulatory approvals.

I should add that throughout our meetings and discussions with investors and others one question seems to come up: have you heard back from NRG? Unfortunately, that answer is no. As I noted in my letter of October 19, we stand ready to meet with you, your board, and your legal and financial advisors to evaluate the merits of our proposed transaction and to determine a structure for the combination that will provide substantial value for the shareholders of both companies. That offer still stands, and to facilitate that process, I am attaching a confidentiality agreement that Exelon is willing to sign so that, together, we can move constructively together through a reasonable period of due diligence and negotiation of a definitive merger agreement.

From our ongoing discussions with NRG’s investors, we know there is concern about the continuing delay in responding to our proposal. Considering the strong interest NRG’s major shareholders have shown in our proposal already, we feel that we will get to a point soon where we consider it appropriate to take our offer directly to NRG shareholders rather than continue to wait for the NRG board to act.

We look forward to hearing from you shortly.

Sincerely yours,

/s/ John W. Rowe

Cc: NRG Energy, Inc. Board of Directors

During the afternoon of November 4, 2008, NRG issued a press release in response to Exelon’s letter dated November 3, 2008. The press release included the full text of Exelon’s letter dated November 3, 2008 and NRG’s response letter. The full text of NRG’s response letter read as follows:

November 4, 2008

Mr. John W. Rowe

Chairman and CEO

Exelon Corporation

P.O. Box 805398

Chicago, IL 60680-5398

Dear Mr. Rowe:

We have received your letter dated November 3, 2008, a copy of which is attached hereto.

The Board of Directors of NRG Energy, Inc. is mindful of its fiduciary duties and its obligations under the United States securities laws in regard to this matter. In our news release dated October 20, 2008, we advised our shareholders and other constituencies that NRG’s Board of Directors will review Exelon’s proposal with our advisors and determine the appropriate response in due course.

The NRG Board of Directors is taking the proposal seriously and undertaking a thorough and diligent review of the proposal. NRG’s Board of Directors will respond promptly when our review of the Exelon proposal has been completed.

Sincerely,

/s/ David Crane	/s/ Howard Cosgrove
David Crane	Howard Cosgrove
President and Chief Executive Officer	Chairman of the Board

On November 9, 2008, NRG issued a press release in response to Exelon’s proposal in its letter dated October 19, 2008 and delivered a copy of its response letter to Mr. Rowe. The press release included the full text of NRG’s response letter. The full text of NRG’s response letter read as follows:

November 9, 2008

Mr. John W. Rowe

Chairman and CEO

Exelon Corporation

P.O. Box 805398

Chicago, IL 60680-5398

Dear Mr. Rowe:

The Board of Directors of NRG Energy, Inc., with the assistance of its financial and legal advisors, has thoroughly reviewed and considered your October 19, 2008 letter. Based upon this review, the Board has unanimously rejected your proposal because it is not in the best interests of NRG shareholders as it manifestly undervalues NRG both on an absolute basis and relative to your own share value. One critical example of the inequity of your proposed 0.485 fixed exchange ratio is that, under your proposal, NRG shareholders would own only 17% of the combined company while contributing over 30% of a combined NRG-Exelon free cash flow in 2008.

Another important factor considered by the NRG Board of Directors was Exelon’s lack of committed financing to complete the transaction, which presents real risks of non-consummation to NRG’s shareholders. In your October 19th bid letter, you confirmed that the proposal had no committed financing arranged. On Monday, October 20th, you stated publicly that you would have fully committed financing “in place over the next few days.” On Tuesday,

October 21st, Exelon’s corporate credit rating was downgraded by the rating agencies, and placed on credit watch with negative outlook. The Exelon letter, dated November 3rd, clearly communicates that Exelon can only arrange fully committed financing if NRG works with Exelon to make our financial resources available to you.

Your obvious difficulties on both the debt financing and credit rating front since your public bid supports our conclusion that, even apart from your proposal’s substantial undervaluation of NRG, your proposal is so highly conditional that it has severe implementation risk for which NRG shareholders are in no way compensated. As to your November 3rd suggestion that we work together to secure bondholder consent, or some other structural solution to keep the bonds in place, it would seem that your own experience over the past two weeks would have caused you to conclude that this credit environment is not the most opportune time to refinance all or a major portion of NRG’s long-term debt. Nor is it the best time to seek the indulgence of the credit rating agencies in support of the transaction contemplated by your proposal.

Please be assured that our Board’s decision is not an indication of disrespect for you or your company. Exelon undoubtedly is one of the top utility holding companies in the country. Likewise, we do agree with, and very much appreciate, your assessment that NRG is the “best investment available” in the power sector. In making its decision, our Board considered many of the same value drivers as you did, including:

•

NRG is about Cash. We believe the substantial decline in NRG’s stock price is an unwarranted aberration that completely overlooks unique factors representing our significant growth potential, overall stability associated with our first lien-supported hedge position and, most importantly, our exceptional liquidity and cash flow generation. We manage the business for cash and we are good at it. At current market prices, NRG on a standalone basis has a free cash flow yield of approximately 25%, over three times Exelon’s FCF yield, and we have cash on hand equal to close to  1/3 of our market cap.

•

NRG’s Standalone Growth Plan. NRG epitomizes growth through standalone development in the competitive power sector, with many of our efforts just now coming to fruition with the potential realization of huge value upside for our shareholders. Another aspect of our plan that supports our growth strategy is our pursuit of partnering with other companies on various growth projects. These joint ventures, with companies such as Toshiba Corporation, United Illuminating, British Petroleum, and EnergyCo, LLC, are a way to mitigate risk and minimize the need for bank financing, capital from the debt markets and other traditional borrowing sources. At the same time, the partnerships allow us to monetize our assets while capitalizing on the complementary skills of our partners. It is unclear to us why we should give away 83% of our intrinsic growth prospects to Exelon when NRG would only own 17% of the combined company.

•

NRG’s Industry and Texas-leading Nuclear Position. Your investor materials note that our nuclear plant, STP 1&2, is in the “top quartile” of American nuclear operations. In that characterization, you are being somewhat uncharitable since, as you well know, STP 1&2 is a good deal more than top quartile. The STP facility, which has earned more honors than any other U.S. nuclear power plant has, for the third time, received the industry’s top honor. On May 7, 2008, STP received the B. Ralph Sylvia “Best of the Best” award. STP is the only repeat winner of this award. In addition, during the past four years, STP’s track record of avoiding unplanned shutdowns for its two units has allowed it to produce more power than any of the other 32, two-reactor plants in the nation. STP is also, as you know, the lowest marginal cost producer of all nuclear plants in the United States.

•

Leading the Nuclear Renaissance. Together with our partner CPS Energy, we conceived STP 3&4, which in September 2007 became the first new nuclear plant in 29 years to file for a Combined Operating License. Our nuclear development initiative is being pursued by and through Nuclear Innovation North America LLC (NINA), our  88/12 joint venture with Toshiba Corporation, which continues to lead the way in nuclear development in merchant markets.

•

NRG’s Stability and Profitability, Despite Market Conditions. Based on our existing 24,000 MW of predominantly baseload generation with an optimal fuel mix, NRG has created stability in an incredibly volatile commodity environment. While the key drivers of value for our sector—natural gas and power prices, as well as demand growth—have experienced recent declines, our portfolio remains substantially hedged going forward, largely insulating us from the recent contraction in these markets and largely securing profitability for the difficult period ahead.

•

NRG’s Substantial Cash Flow Can Fund Both Significant Return of Capital to Shareholders and Growth. Even after considerable CAPEX investment in major maintenance and environmental remediation, NRG expects to be very substantially free cash flow positive. We expect to invest that cash, as we have in the past, both in the regular return of capital to shareholders and in value-enhancing growth opportunities. With respect to repayment of debt, while we also will be paying down debt along the way consistent with the terms of our debt securities, we have no significant corporate debt maturities until 2013.

As you can see, NRG is stronger than ever before in our history and our prospects have never looked better.

Based on these factors, we could not be more certain in our belief that your proposal is opportunistic, serving only as a means for Exelon to extract a severely disproportionate percentage of the current and future value of NRG and its assets from its rightful owners, NRG’s shareholders, and transfer it to Exelon and its shareholders.

We made you aware of our Board of Directors’ and management team’s commitment to maximizing value for our shareholders at our meeting on September 30th. In fact, when we received your call on September 26th to set up the September 30th meeting, you explicitly acknowledged Exelon’s willingness to agree to a value proposition that came closer to reflecting NRG’s fundamental value. While we remain open to extrinsic opportunities that will create value for our shareholders, we also hoped that you understood from our conversation our confidence in achieving our value objectives through our continued successful implementation of our strategic plan as a standalone public company. Instead, 19 days later, you came in with a lowball exchange ratio vastly below the price range you had mentioned in setting up the September 30th meeting.

Now, as you have eschewed a private negotiation and pursued us in a highly public and preemptive manner, in a way that has obviated the possibility of thorough discussion, it is incumbent on us to note that, in addition to the inadequate value proposition, there are several important risks and concerns to NRG shareholders embedded within your proposal which were not addressed in your letter nor in your many subsequent public announcements given that your proposed consideration is Exelon stock, including:

•

Exelon Third Quarter Results. While NRG’s third quarter performance exceeded expectations, Exelon’s performance moved in the other direction. Exelon’s third quarter earnings were below consensus estimates, and Exelon guided the investor community to the bottom end of its full-year 2008 guidance, weighed down by the major downturn in Exelon’s utility business. In addition, while NRG announced a 2009 share buyback program, Exelon has “indefinitely suspended” its program in order to conserve cash, highlighting the potential impact of the continued uncertainty in capital and credit markets on Exelon’s future cash needs. This reinforces our view that in this market cash is critical and NRG’s shareholders should enjoy the undiluted benefit of NRG’s cash.

•

Management is Important. NRG is a large and complicated competitive power generation company. Your proposal effectively is to merge NRG’s assets into Exelon Generation, which itself will become a big and complicated competitive power generation company as its transitional arrangements roll off over the next few years. Yet Exelon itself is a very traditional utility holding company and your management team is made up of utility veterans and executives from other industries. Indeed, as best we can tell, we see no evidence of even a single senior executive at Exelon with any experience whatsoever working at a true competitive power generation company. As such, we have a serious concern as to whether Exelon Generation’s current management is best suited to run NRG’s assets. Additionally, you, the CEO and Chairman of the utility holding company, are on the verge of retirement and your CFO and head of M&A recently left the company. Given the stock-for-stock nature of your proposal, if NRG stockholders will be relying on Exelon management for value creation, we believe that you need to make clear who that management team will be going forward.

•

Understanding the Risks Associated with Low Investment Grade is Critically Important. Subsequent to your going public with your letter, you and your CFO divulged that maintaining investment grade ratings of BBB-/Baa3 at Exelon was essential to you and your Board of Directors. You committed the combined company to a single-minded focus on “restoring” Exelon to “solid” investment grade. Based on our considerable experience dealing with the rating agencies and their absolutely entrenched perspectives with respect to the competitive power generation industry, we find Exelon’s approach to the credit rating issue highly problematic on two grounds:

•	Rating upgrades in the competitive power generation are few and far between; and even more importantly

•

The low investment grade credit rating which you seek and seem to consider as a satisfactory outcome, even though higher than our standalone credit rating, is infinitely more risky to the business because of the rating downgrade triggers that invariably attach to low investment grade credits. It is surprising to us, that in the wake of the rating downgrade-driven collapse of Constellation Energy, and the massive destruction of equity value which ensued, that any power industry professional would consider the lowest investment grade rung as a stable foundation to run a 48,000 MW merchant power company. As the Constellation Energy experience demonstrated so vividly and so recently, any hiccup leading to a ratings downgrade, or even the threat of a downgrade, can result in a destruction of equity value at a speed and on a scale like no other. We continue to believe that solid BB is the optimal credit rating for a competitive power generation company in that it allows management to work for the benefit of the shareholders rather than for the benefit of the rating agencies.

•

Costs Outweigh Synergies. Refinancing all or a portion of our single B rated NRG debt today creates economic waste of possibly $300 million to $500 million per year that would significantly impact the value to our shareholders and further pressure the ratings of a combined entity. Additionally, your investor presentation notes positive synergies yet fails to take into account the considerable transaction costs and those costs associated with refinancing all or a major portion of NRG’s debt given the current credit environment.

•

NRG’s Growth Diluted and Possibly Derailed. NRG, as you know, has an industry-leading development program with recently successful repowerings in California and Connecticut, a thriving wind farm development program, and demonstration projects under development in post-combustion carbon capture technology and plasma gasification, among others. Under Exelon, at best, the benefits of our growth program to NRG shareholders would be severely diluted. Under Exelon, at worst, our growth prospects would be capital-starved (because of your preoccupation with the rating agencies and debt repayment) as well as being subject to the inherent shortcomings of utility holding company ownership. By that we mean that power plant development in merchant markets is not well-suited to the hierarchical nature of utility management. Certainly, we are unable to discern a track record of successful IPP development either at Exelon or its predecessor utilities.

•

Special Case of Nuclear Development. A case in point is our differing approaches to nuclear development. Our approach has been, and continues to be, to deploy the ABWR technology, the only advanced nuclear technology which has been built on time and on budget; and to work with the OEM (Toshiba Corporation) which has the requisite completion experience and track record with the technology and the corporate commitment to duplicate its nuclear success in the United States, working at what we believe to be the best site for nuclear construction in North America. Exelon, on the other hand, working in the same merchant market environment as us, but at a challenging greenfield site, continues to pour development resources into an unproven design, not yet certified by the NRC, never before built and involving substantial first-of-a-kind engineering. As such, we are concerned that you are on a path to repeat the nuclear construction experience of the 1970-80s by taking nuclear completion risk “on balance sheet;” and that is a risk which, no matter how much you intend to grow your balance sheet, concerns us (on behalf of our shareholders) immensely.

•

Growth the Exelon Way. From analyst reports, we discern that Exelon’s growth prospects over the medium term are absolutely dependent on both government action to enact climate change legislation favorable to Exelon in its detail, and state government inaction during the roll off to full competition in Pennsylvania (2011) and Illinois (2013). While we at NRG have great faith in the free market instincts of our public policy makers, we believe a prolonged period of economic distress is going to make it very difficult for public policymakers at all levels of government to put the interests of Exelon shareholders ahead of ratepaying voters. Yet, of even greater concern to us, is the threat to Exelon’s expected financial benefit from federal carbon legislation. Your nuclear generation assets stand to be enormous beneficiaries of federal carbon legislation but we are very concerned that any financial upside derived by your generation business will be “clawed back” by your states on the regulated side.

We agree with you that NRG is unique. NRG is the best-positioned, highest-growth, most well-diversified and best-hedged company in the sector. Exelon shareholders are able to access the benefits of NRG ownership easily and immediately through direct investment in NRG, while avoiding the management uncertainty, conditionality and economic waste implicit in your proposal. Indeed, we believe that our shareholders well understand the NRG value proposition, and the NRG Board believes that NRG shareholders should realize the full, undiluted benefits of the value that these attributes and skills will create for them in the years to come. Your proposal would significantly dilute the value proposition for NRG shareholders and that is not at all compelling.

Please be assured that NRG is a believer in industry consolidation and has and always will be a willing seller or buyer when genuine value can be created for both parties. Your proposal, while undoubtedly an exceptional deal for your shareholders, is not at all right for our shareholders. As such, we respectfully decline your offer.

Sincerely,

/s/ David Crane	/s/ Howard Cosgrove
David Crane	Howard Cosgrove
President and Chief Executive Officer	Chairman of the Board

cc: Board of Directors of Exelon Corporation, c/o Corporate Secretary, Exelon Corporation

On November 10, 2008, Mr. Bruce G. Wilson, Senior Vice President and Deputy General Counsel of Exelon, delivered a letter to Mr. Drew Murphy, Executive Vice President and General Counsel of NRG, noting Exelon’s or Exelon Xchange’s intent to present a proposal at NRG’s 2009 annual meeting of stockholders to increase the size of the NRG board of directors such that the directors to be elected at that meeting will constitute not less than 50% of the NRG board and requesting that NRG confirm Exelon’s interpretation that NRG’s certificate of incorporation authorizes such a proposal. The letter also noted Exelon’s or Exelon Xchange’s intent to nominate directors to fill the newly created directorships.

On November 11, 2008, Exelon filed a complaint in the Court of Chancery of the State of Delaware against NRG and the members of its board of directors seeking a declaratory judgment and injunctive relief, among other things, declaring the members of the NRG board of directors to have breached their fiduciary duties by summarily rejecting and refusing reasonably to consider Exelon’s proposal and compelling the NRG board of directors to approve Exelon’s acquisition proposal.

During the afternoon of November 11, 2008, Exelon issued a press release in response to NRG’s letter dated November 9, 2008. The press release included the full text of Exelon’s response letter. The full text of Exelon’s response letter read as follows:

November 11, 2008

Mr. Howard Cosgrove,

Chairman of the Board

Mr. David Crane,

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Dear Howard and David:

Our board was disappointed by your rejection of our proposal. We had hoped to have an opportunity for a constructive conversation prior to your decision. We continue to believe that a combination of our two companies will provide superior value to our respective shareholders.

We strongly disagree with the assertions in your November 9 letter. We think it is important to comment on the following principal points:

Clear Strategic Rationale for the Merger

The combination of NRG and Exelon will create substantially more value for both companies’ shareholders than either company can realize alone. It will create a significantly stronger enterprise on both operational and financial levels. The combined company will be the preeminent low-cost producer of power in the industry, operating in the most attractive markets, and providing earnings and cash flow accretion to shareholders of both Exelon and NRG. In addition, the combined company’s balance sheet will benefit from our investment grade credit rating that will provide greater flexibility for growth and hedging while ultimately reducing the cost of capital.

Strong Value Proposition to NRG Shareholders

Exelon’s proposal provides NRG shareholders an immediate premium and affords them the opportunity to continue to participate in the future value-creating prospects of the combined entity. Moreover, it does so without any tax leakage. With the largest market capitalization in the industry and Exelon’s exceptional record of growth over the past seven years, NRG shareholders will benefit from a more liquid, dividend-paying and less risky investment relative to NRG stand-alone. Additionally, the combined company offers greater potential for stock appreciation at a faster pace than NRG could achieve on a stand-alone basis.

Your analysis overlooks the less risky nature of Exelon’s cash flows. It also ignores the fact that value is driven more by future growth prospects than by historical performance. Moreover, Exelon’s cash flow is stronger and growing faster than NRG’s.

Financing Is Not an Obstacle

A negotiated business combination can be structured in a way that does not trigger the change of control provisions for NRG’s senior notes, which will reduce refinancing requirements to $4 billion or less. We can secure committed financing for that amount at the appropriate time. Reflecting our confidence in that regard, the transaction will not be subject to a financing condition.

In sum, a combination of Exelon and NRG will create superior value for all shareholders. While we would like the opportunity to meet directly with you to discuss the merits of these points, the tenor of your response has led us to conclude that we must take our proposal directly to your shareholders. We are hopeful that a transaction will ultimately be negotiated with the current NRG board. Failing that, we are fully prepared to negotiate with the new board following the 2009 NRG annual meeting of shareholders.

Sincerely,

/s/ John W. Rowe
John W. Rowe
Chairman and Chief Executive Officer

cc: NRG Board of Directors

Also, on November 11, 2008, NRG issued a press release confirming receipt of Mr. Wilson’s November 10, 2008 letter.

On November 12, 2008, Exelon and Exelon Xchange filed a registration statement registering the shares of Exelon common stock to be issued in the acquisition and issued a press release announcing the exchange offer.

On November 17, 2008, NRG issued a press release in response to Mr. Wilson’s November 10, 2008 letter. The press release included the full text of NRG’s response letter. In the response letter, NRG noted Exelon’s intent to present a proposal at NRG’s 2009 annual meeting of stockholders to increase the size of the NRG board of directors and to nominate directors to fill the newly created directorships. In addition, NRG noted that it agreed with Exelon’s interpretation that Article Seven of NRG’s amended and restated certificate of incorporation allows for the expansion of the NRG board of directors by action of the holders of a majority of the outstanding shares NRG common stock and provides that newly created directorships resulting from an increase in the size of the board may be filled by vote of the NRG stockholders.

On November 24, 2008, NRG filed its Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and issued a press release announcing that the NRG board of directors had voted unanimously to reject Exelon’s exchange offer and recommending that NRG stockholders not tender their shares into the offer.

On November 25, 2008, Exelon issued a press release encouraging holders of NRG common stock to promptly tender their shares into the exchange offer in light of NRG’s continued refusal to negotiate a proposed business combination transaction involving Exelon and NRG.

On December 17, 2008, Exelon filed notification with the DOJ and the FTC of its intention to acquire NRG in compliance with the premerger notification requirements of the HSR Act. On December 18, 2008, Exelon made its initial filing for approval with FERC, as required by Section 203 of the Federal Power Act.

Beginning in late December 2008, Exelon began making filings for approval with state regulators that are required to approve the transaction as further described under “Certain Legal Matters; Regulatory Approvals.”

On December 23, 2008, Exelon filed Amendment No. 1 to its registration statement with the SEC.

On January 6, 2009, Exelon extended the expiration date of the exchange offer to 5:00 p.m., New York City time, on February 25, 2009, unless further extended. On January 7, 2009, Exelon issued a press release announcing that as of the close of business on January 6, 2009, NRG stockholders had tendered 106,338,942 shares of NRG common stock in the exchange offer, representing 45.6% of all outstanding shares of NRG common stock. The exchange offer was previously scheduled to expire at 5 p.m. New York City time on January 6, 2009.

On January 7, 2009, NRG issued a press release responding to the extension of the offer period.

On January 13, 2009, Paul Dabbar, managing director at JPMorgan and a financial advisor to Exelon, contacted Jamie Welch, managing director at Credit Suisse and a financial advisor to NRG. Mr. Dabbar commented on the number of NRG shares tendered into the exchange offer at the initial expiration date on January 6, 2009, and recommended that representatives of Exelon and NRG hold discussions. On January 19, Mr. Rowe and William Von Hoene, Executive Vice President and General Counsel for Exelon, met in Washington, DC, with Mr. David Crane and Mr. Murphy. During that meeting, Mr. Rowe expressed his view that the exchange ratio initially proposed by Exelon represented a full and fair price for NRG stockholders, with a substantial premium and upside opportunity, and stated that Exelon would not increase its offer without an opportunity to conduct due diligence designed to verify assumed values and identify additional value. Mr. Crane expressed his view that due diligence would not move the price very much and was not willing to allow Exelon to engage in due diligence. Mr. Rowe agreed that a price movement, if any, as a result of due diligence would be small. Mr. Crane said that NRG was focused on “market discovery” regarding options for NRG as a result of interest expressed by other companies. In response to a question raised by Mr. Crane, Mr. Rowe confirmed Exelon’s commitment to investment grade credit ratings for the combined company. The meeting ended without any agreement or arrangement concerning further discussions, due diligence or other exchange of information.

On January 30, 2009, Exelon provided NRG with notice of its intent to submit certain proposals, and solicit proxies, for approval by the stockholders of NRG at NRG’s 2009 annual meeting. These proposals include, among other things, a proposal to amend Article III, Section 2 of the Amended and Restated Bylaws of NRG (the “NRG bylaws”) to expand the size of the NRG board of directors from 12 to 19 seats and a proposal to repeal any amendments to the NRG bylaws adopted by the NRG board of directors without the approval of the NRG stockholders after February 26, 2008 (which is the date of the last amendment to the NRG bylaws publicly disclosed by NRG). Exelon also provided notice of its intent to nominate for election nine independent candidates to the NRG board of directors at the NRG 2009 annual meeting.

On January 30, 2009, NRG issued a press release responding to Exelon’s proposals.

On February 25, 2009, Exelon extended the expiration date of the exchange offer to 5:00 p.m., New York City time, on June 26, 2009, unless further extended. On February 26, 2009, Exelon issued a press release announcing the extension of the exchange offer and that as of 5:00 p.m., New York City time on February 25, 2009, NRG stockholders had tendered 125,403,103 shares of NRG common stock, representing over 51% of all outstanding shares of NRG common stock.

On February 26, 2009, NRG issued a press release responding to the extension of the exchange offer period.

On March 17, 2009, Exelon filed its preliminary proxy statement with respect to the NRG 2009 annual meeting of stockholders.

On March 26, 2009, NRG sent a letter to Exelon with respect to Exelon’s proposals for the NRG 2009 annual meeting of stockholders and issued a press release. The full text of the letter follows.

March 26, 2009

Mr. John W. Rowe

Chairman and CEO

Exelon Corporation

P.O. Box 805398

Chicago, IL 60680-5398

Dear John:

We have reviewed the preliminary proxy statement filed by Exelon Corporation with the Securities and Exchange Commission on March 17, 2009, with respect to the NRG Energy, Inc. 2009 Annual Meeting of Stockholders. In the preliminary proxy statement, Exelon has proposed, among other things, (i) to expand the size of the NRG Board of Directors up to 19 members and (ii) if the Board expansion proposal is approved, to elect five director nominees proposed by Exelon to fill five of the six newly created directorships on the NRG Board. We are writing to you to request that Exelon withdraw both proposals.

As you are aware, under NRG’s senior credit agreement and the indentures for its senior notes, the failure of a majority of the NRG directors to be “continuing directors” (as such term is defined in the indentures and credit agreement) could result in a put right by NRG’s bond holders at 101% of par and an event of default under NRG’s senior credit agreement which could lead to the immediate acceleration of all of NRG’s approximately $8 billion of corporate-level debt. If Exelon’s Board expansion proposal is passed and all of its nominees are elected at the Annual Meeting, the NRG Board will consist of 18 members, nine of whom will be existing NRG directors who qualify as “continuing directors” and nine of whom will be directors nominated by Exelon who do not qualify as “continuing directors,” with one vacancy remaining.

Given the current state of the credit market, it would be prohibitively expensive to refinance NRG’s existing debt should it be accelerated. In fact, while Exelon has repeatedly stated that financing would not be an obstacle to its proposal to acquire NRG, we have yet to see any evidence of committed financing. In addition, even if the NRG Board fills the remaining vacancy on the NRG Board, resulting in current NRG directors holding a one vote majority, the change of control provisions may nonetheless be triggered by future events, such as the departure of any “continuing director” from the Board, for whatever reason.

We believe that your proposals to expand the Board and elect additional directors are highly irresponsible and could severely damage the interests of NRG and its stockholders. If Exelon fails to withdraw its proposals, the Board of Directors of NRG will act to expand the Board by one director to 14 directors before the Annual Meeting by adding a qualified, independent director. This will reduce, but not eliminate, the risk of NRG’s debt acceleration provisions being triggered.

Sincerely,

David Crane	Howard Cosgrove
President and Chief Executive Officer	Chairman of the Board

cc: Board of Directors of Exelon Corporation

c/o Corporate Secretary, Exelon Corporation

On March 26, 2009, Exelon sent a letter to NRG in response to NRG’s letter of March 26. The full text of Exelon’s letter follows.

March 26, 2009

Mr. Howard Cosgrove,

Chairman of the Board

Mr. David Crane,

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Dear Howard and David:

I received your letter earlier today requesting that Exelon Corporation withdraw its proposals to expand the size of the NRG Board of Directors. Your statement that a change of control would occur under NRG’s senior credit agreement and indentures in the case of “the failure of a majority of the NRG directors to be ‘continuing directors’ (as such term is defined in the indentures and the credit agreement)” is a misstatement of the terms of your debt instruments. These instruments actually provide that a change of control would occur if “a majority of the members of the Board of Directors of [NRG] are not Continuing Directors” (as defined in the indentures and senior credit agreement). An NRG Board of nine NRG incumbent directors and the nine independent nominees proposed by Exelon would not result in a change of control under the NRG indentures or senior credit agreement.

We agree that it would be irresponsible to allow the election of the independent nominees proposed by Exelon to result in a change of control under the NRG indentures and senior credit agreement. Because of our desire to avoid that result, Exelon proposed nominees to fill only five of the seven vacancies resulting from the expansion of the NRG Board with the expectation that NRG would propose a full competing slate. As a result of your appointment of Pastor Caldwell as a Director, the independent nominees proposed by Exelon will, at most, constitute 50.0% of the NRG Board and NOT a majority, even if you do not appoint an additional director.

Given that the election of the independent nominees proposed by Exelon will not constitute a change of control, I submit that it is unfair of you to seek to deprive your shareholders of the right to vote for such nominees.

We look forward to the opportunity to sit down with you and discuss the merits of our transaction and, should there be any remaining doubt, how the election of the independent nominees proposed by Exelon will not cause any acceleration of NRG debt.

Sincerely,

John W. Rowe

cc:	NRG Board of Directors

Exelon Board of Directors

On March 27, 2009, NRG sent Exelon a letter in response to Exelon’s letter dated March 26, 2009. The full text of NRG’s letter follows.

March 27, 2009

John W. Rowe

Exelon Corporation

P.O. Box 805398

Chicago, IL 60680-5398

Dear John:

We are in receipt of your March 26, 2009, letter. We believe your interpretation of our senior credit agreement and indentures is imprudent given the potential consequences of an evenly split NRG Board with respect to our debt. Nor do you address the severe harm that Exelon could cause to NRG and its shareholders in the future where NRG’s Continuing Directors hold a one vote majority and an inadvertent change of control could occur as the result of the resignation of even one Continuing Director, for whatever reason. However, as it is clear from the direction of your letter that you do not intend to withdraw your Board expansion proposal, we will consider the alternatives within our authority to mitigate to the extent possible the risk to NRG shareholders of the acceleration of approximately $8 billion of debt.

As we have stated many times, NRG remains entirely focused on protecting shareholder value and creating additional shareholder value. One important way in which we seek to protect shareholder value is by avoiding the substantial economic waste that would be associated with refinancing all or a major portion of our long term debt in this extraordinarily challenging capital market environment. In terms of creating shareholder value, we have been able to take advantage of the opportunity-rich environment to do value-enhancing transactions with eSolar and Reliant Energy and we have achieved further advances with our STP 3 and 4 nuclear development project.

We would be very pleased to sit down with you to explain the value created by NRG over recent weeks and to hear about what Exelon has been doing over that time period to create value. We welcome your recent decision to follow our lead on nuclear development through your selection of ABWR technology and believe we could be helpful to you in avoiding future missteps in this regard. As such, we would encourage you to put forward a new offer that constitutes a real value proposition to NRG shareholders, in contrast to your present offer which attempts to secure a severely unfair proportion of the benefit of the proposed combination for the current shareholders of Exelon.

Sincerely,

David Crane	Howard Cosgrove
President and Chief Executive Officer	Chairman of the Board

cc: Board of Directors of Exelon Corporation

c/o Corporate Secretary, Exelon Corporation

LITIGATION RELATED TO THE EXCHANGE OFFER

Delaware Litigation

Exelon Corporation and Exelon Xchange Corporation v. Cosgrove, et. al. On November 11, 2008, Exelon filed a complaint in the Court of Chancery of the State of Delaware against NRG and the directors then serving on the NRG board of directors in connection with the failure by the NRG board of directors to give due consideration and take appropriate action in response to the acquisition proposal announced by Exelon on October 19, 2008. The defendants filed a motion to dismiss on November 14, 2008. On January 28, 2009, the defendants filed a memorandum of law in support of their motion to dismiss, in which they contend that Exelon’s complaint fails to state a claim for breach of fiduciary duty by the NRG board of directors. On March 16, 2009 Exelon filed an amended complaint. In the amended complaint, Exelon seeks, among other things, declaratory judgment and injunctive relief (1) declaring that the members of the NRG board of directors have breached their fiduciary duties by summarily rejecting Exelon’s acquisition proposal and the exchange offer; (2) declaring that the members of the NRG board of directors have breached their fiduciary duties by relying on defensive measures with respect to the exchange offer and compelling the NRG board of directors to approve the exchange offer for purposes of Section 203 of the DGCL; (3) enjoining the defendants from taking any actions that would have the effect of impeding or interfering with the exchange offer; and (4) declaring that the members of the NRG board of directors have breached their fiduciary duties by omitting material facts and making false and misleading statements of material fact to NRG’s stockholders in connection with the exchange offer and the proxy solicitation with respect to the NRG 2009 annual meeting and compelling the NRG board of directors to disclose all material facts and correct all misleading statements regarding the exchange offer and such proxy solicitation.

Louisiana Sheriffs’ Pension & Relief Fund v. Crane, et al., No. 4193-VCL. On November 25, 2008, the Louisiana Sheriffs’ Pension & Relief Fund (“LSPRF”) filed a purported shareholder class action complaint in the Court of Chancery of the State of Delaware against the directors then serving on the NRG board of directors in connection with the failure by defendants to fully inform themselves about and take appropriate action in response to the acquisition proposal announced by Exelon on October 19, 2008. Defendants moved to dismiss the complaint on December 23, 2008. On March 17, 2009, before briefing on defendants’ motion to dismiss was complete, LSPRF filed an amended complaint. The amended complaint alleges that in addition to failing to fully inform themselves about Exelon’s acquisition proposal, defendants have wrongfully attempted to impede Exelon’s exchange offer by attempting to prevent Exelon from obtaining certain regulatory approvals, causing NRG to purchase Reliant Energy’s Texas retail business, and exploiting change of control provisions in certain NRG senior notes to improperly undermine Exelon’s proxy efforts. LSPRF seeks, among other things: (1) a declaration that the action is properly maintainable as a class action; (2) a declaration that defendants breached their fiduciary duties to NRG stockholders in failing to consider Exelon’s acquisition proposal in good faith and on a fully informed basis; (3) a declaration that defendants breached their fiduciary duties by adopting defensive measures designed to prevent an acquisition of NRG; (4) an injunction preventing defendants from taking actions to block Exelon’s acquisition of NRG; (5) an injunction preventing defendants from proceeding with the Reliant Energy acquisition; and (6) compensatory damages to the extent injunctive relief is not granted. On April 3, 2009, LSPRF filed a motion for expedited proceedings and a motion for preliminary injunctive relief in connection with the appointment by the NRG board of directors of Pastor Kirbyjon Caldwell and its stated intention to further expand the NRG board of directors to 14 directors in advance of the 2009 Annual Meeting. The motion for injunctive relief seeks rescission of the appointment of Pastor Caldwell and an injunction preventing the NRG board of directors from taking any action that would impede the NRG stockholders’ vote for directors at the 2009 annual meeting. On April 14, 2009, the Delaware Chancery Court denied LSPRF’s motion for expedited proceedings.

New York Litigation

NRG Energy, Inc. v. Exelon Corporation, No. 09-CV-2448. On March 17, 2009, NRG filed a complaint in the United States District Court for the Southern District of New York against Exelon and Exelon Xchange. NRG seeks declaratory and injunctive relief requiring Exelon to issue corrective disclosures to the registration statement in connection with the exchange offer, including, inter alia, a disclosure that Exelon allegedly does not intend to consummate the exchange offer, and disclosures concerning regulatory proceedings, the refinancing of certain NRG debt upon any closing of the exchange offer, and certain voting rights. Exelon believes these claims are without merit and intends to vigorously defend the action.

New Jersey Litigation

Gerber, et al. v. Cosgrove, et al.; Stansbury v. Cosgrove, et al.; Greenberg v. Crane, et al. In October 2008, NRG stockholders filed three purported stockholder class action complaints in the Superior Court of New Jersey against the then-members of the NRG board of directors in connection with the defendants’ failure to negotiate in good faith with Exelon and to pursue a transaction designed to maximize shareholder value. Those cases were later consolidated in the Law Division of the Superior Court under docket number MER-L-2665-08, and on January 29, 2009, plaintiffs filed their corrected consolidated class action complaint for breach of fiduciary duties (“the Consolidated Complaint”). The Consolidated Complaint alleges that defendants violated their fiduciary duties to NRG stockholders by failing to fully inform themselves regarding Exelon’s acquisition proposal and to consider that proposal in good faith, failing to engage in negotiations with Exelon, and acting with an entrenchment purpose. Plaintiffs seek, among other things: (1) a declaration that the action is properly maintainable as a class action; (2) a declaration that defendants breached their fiduciary duties to NRG stockholders by failing to consider Exelon’s acquisition proposal in good faith and on a fully informed basis; (3) an injunction requiring defendants to exempt Exelon’s exchange offer from the provisions of Section 203 of the DGCL; (4) an injunction requiring defendants to negotiate the acquisition proposal or another value maximizing transaction; and (5) an award of compensatory damages if defendants do not maximize shareholder value. On February 20, 2009, defendants moved to dismiss the Consolidated Complaint for failure to state a claim, or in the alternative, to stay the action in favor of the Delaware litigation brought by Exelon and the Louisiana Sheriffs’ Pension & Relief Fund. Proceedings on defendants’ motion to dismiss are pending.

CERTAIN RELATIONSHIPS WITH NRG AND INTERESTS OF EXELON’S

DIRECTORS AND EXECUTIVE OFFICERS IN THE SHARE ISSUANCE

Except as set forth in this proxy statement, neither Exelon nor, to Exelon’s knowledge, after reasonable inquiry, any of its directors, executive officers or affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of NRG, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this proxy statement, there have been no contacts, negotiations or transactions since January 1, 2007, between Exelon, Exelon Xchange or, to Exelon’s knowledge, after reasonable inquiry, any of the directors or executive officers of Exelon, on the one hand, and NRG or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of this proxy statement, Exelon was the owner of 500 shares of NRG common stock and Exelon Xchange was the owner of 500 shares of NRG common stock. The 1,000 shares of NRG common stock owned by Exelon and Exelon Xchange represent less than 1% of the outstanding shares of NRG common stock. On October 20, 2008, Exelon purchased 1,000 shares of NRG common stock at $24.38 per share through ordinary brokerage transactions on the open market. Promptly thereafter, Exelon transferred 500 shares of NRG common stock to Exelon Xchange. With the exception of the foregoing, Exelon has not effected any transaction in securities of NRG in the past 60 days. Mr. John W. Rowe owns beneficially in the aggregate, in his individual capacity and through his family’s charitable trust, 610 shares of NRG common stock. Mr. Rowe retains voting and investment discretion over the shares of NRG common stock held in both accounts. Within the past two years, an independent investment manager with discretionary authority to invest in a variety of equity securities made the following purchases of shares of NRG common stock on behalf of Mr. Rowe’s individual account: 70 shares on October 22, 2007 for $3,206.81, 65 shares on October 24, 2007 for $3,059.88, 65 shares on November 7, 2007 for $2,959.35, 25 shares on July 9, 2008 for $1,075.20 and 60 shares on August 15, 2008 for $2,039.62. Within the past two years, an independent investment manager with discretionary authority to invest in a variety of equity securities made the following purchases of shares of NRG common stock on behalf of Mr. Rowe’s family’s charitable trust account: 35 shares on October 22, 2007 for $1,603.41, 30 shares on October 24, 2007 for $1,412.25, 35 shares on November 7, 2007 for $1,593.49, 135 shares on January 11, 2008 for $5,402.70, 20 shares on July 9, 2008 for $860.16 and 70 shares on August 15, 2008 for $2,379.56. Except as set forth in this proxy statement, to Exelon’s knowledge, after reasonable inquiry, none of the directors or executive officers of Exelon, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of NRG or has effected any transaction in securities of NRG during the past 60 days.

Exelon and NRG are involved in power and coal trading activities with each other in the ordinary course of business. In addition, Exelon and NRG are tenants in common of the Keystone and Conemaugh Generating Stations in Pennsylvania. Finally, Exelon and NRG participate in a number of industry groups, including, without limitation, the Association of Electric Companies of Texas.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares at the special meeting.

Risk Factors Relating to the Proposed NRG Acquisition

Exelon’s indebtedness following the exchange offer will be higher than Exelon’s existing indebtedness. Therefore, it may be more difficult for Exelon to pay or refinance its debts and Exelon may need to divert its cash flow from operations to debt service payments. The additional indebtedness could limit Exelon’s ability to pursue other strategic opportunities and increase its vulnerability to adverse economic and industry conditions.

Exelon’s indebtedness as of December 31, 2008 was approximately $13.151 billion. Exelon’s pro forma total indebtedness as of December 31, 2008, after giving effect to the acquisition of 100% of the outstanding shares of NRG common stock and the refinancing, repurchase, redemption or other restructuring of NRG’s indebtedness and certain other obligations, as described in the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,” is expected to be approximately $21.323 billion. The amount of indebtedness and other obligations of NRG that may need to be refinanced is based solely on publicly available information and there may be additional indebtedness or obligations not included in this estimate of which Exelon is unaware. Exelon’s debt service obligations with respect to this increased indebtedness could have an adverse impact on earnings and cash flows for as long as the indebtedness is outstanding.

Exelon’s increased indebtedness could have important consequences to holders of Exelon common stock. For example, it could:

•

make it more difficult for Exelon to pay or refinance its debts as they become due during adverse economic and industry conditions because any related decrease in revenues could cause Exelon to not have sufficient cash flows from operations to make its scheduled debt payments;

•

limit Exelon’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry in which it operates and, consequently, place Exelon at a competitive disadvantage to its competitors with less debt;

•

require a substantial portion of Exelon’s cash flows from operations for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, dividends and other general corporate purposes;

•

result in a downgrade in the rating of Exelon’s indebtedness, which could limit Exelon’s ability to borrow additional funds or increase the interest rates applicable to Exelon’s indebtedness (following the public announcement of Exelon’s proposal to acquire NRG, (i) Standard & Poor’s Ratings Services (“S&P”) lowered its corporate credit rating on Exelon, Exelon Generation Company, LLC (“Generation”) and PECO Energy Company (“PECO”) to “BBB” from “BBB+” and lowered the senior unsecured ratings of Exelon to “BBB-” from “BBB” and of Generation to “BBB” from “BBB+” and of PECO’s senior secured debt to “A-” from “A”; and in addition, the ratings of Exelon and all of its subsidiaries, including Commonwealth Edison Company (“ComEd”), were placed on CreditWatch by S&P with negative implications; (ii) Fitch Ratings, Ltd. placed Exelon and Generation on Rating Watch Negative; and (iii) Moody’s Investors Service placed the ratings of Exelon, Generation and PECO under review for possible downgrade);

•	reduce the amount of credit available to Exelon and its subsidiaries to support their power trading and hedging activities; and

•	result in higher interest expense in the event of increases in interest rates since some of Exelon’s borrowings are, and will continue to be, at variable rates of interest.

Based upon current levels of operations and anticipated growth, Exelon expects to be able to generate sufficient cash flow to make all of the principal and interest payments when such payments are due under Exelon’s existing credit facilities, the indentures governing Exelon’s existing notes, the financing that will be necessary to refinance all existing indebtedness of NRG that is required to be paid in connection with the proposed NRG acquisition pursuant to the exchange offer and/or the second-step merger, and NRG’s indebtedness that may remain outstanding, but there can be no assurance that Exelon will be able to repay or refinance such borrowings and obligations.

The terms that may be included in debt agreements entered into by Exelon in connection with the consummation of the transactions contemplated by this proxy statement may impose many restrictions on Exelon. A failure by Exelon to comply with any of these restrictions could result in the acceleration of Exelon’s indebtedness. Were this to occur, Exelon might not have, or be able to obtain, sufficient cash to pay its accelerated indebtedness.

The operating and financial restrictions and covenants that may be included in debt agreements entered into by Exelon in connection with the consummation of the transactions contemplated by this proxy statement may adversely affect Exelon’s ability to finance future operations or capital needs or to engage in new business activities or certain corporate transactions. In addition, there is a possibility that Exelon could be further downgraded prior to, upon or after consummation of the exchange offer and/or second-step merger and lose its investment grade credit rating, which could adversely affect Exelon’s cash flows and operations.

Exelon’s existing debt agreements require that Exelon maintain a minimum cash from operations to interest expense ratio, and the terms that may be included in debt agreements entered into by Exelon in connection with the consummation of the transactions contemplated by this proxy statement, may require compliance with additional financial ratios. As a result of these covenants and ratios, Exelon may be limited in the manner in which it can conduct its business, and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit Exelon’s ability to successfully operate its business. A failure to comply with these restrictions or to maintain the financial ratios contained in the existing and future debt agreements could lead to an event of default that could result in an acceleration of the indebtedness.

Exelon cannot assure you that its future operating results will be sufficient to ensure compliance with the covenants in its existing and future debt agreements or to remedy any such default. In addition, in the event of an acceleration, Exelon may not have or be able to obtain sufficient funds to make any accelerated payments. Exelon does not expect to refinance existing Exelon indebtedness, including indebtedness incurred at ComEd, PECO and Generation, in connection with the exchange offer and second-step merger, and the consummation of the exchange offer will not result in any acceleration of such indebtedness.

Exelon has only conducted a review of NRG’s publicly available information and has not had access to NRG’s non-public information. Therefore, Exelon may be subject to unknown liabilities of NRG which may have a material adverse effect on Exelon’s profitability, financial condition and results of operations.

To date, Exelon has only conducted a due diligence review of NRG’s publicly available information. The consummation of the exchange offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of NRG that are not publicly available, including any power trading agreements relating to NRG’s first and second lien structure. As a result, after the consummation of the exchange offer, Exelon may be subject to unknown liabilities of NRG, including, without limitation, any exposure relating to NRG’s trading and hedging activities and outstanding ISDA master agreements, which may have a material adverse effect on Exelon’s profitability, financial condition and results of operations, which Exelon might have otherwise discovered if Exelon had been permitted by NRG to conduct a complete due diligence review of NRG’s non-public information.

In respect of all information relating to NRG presented in, incorporated by reference into or omitted from, the proxy statement, Exelon has relied upon publicly available information, including information publicly filed by NRG with the SEC. Although Exelon has no knowledge that would indicate that any statements contained herein regarding NRG’s condition, including its financial or operating condition, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue, Exelon was not involved in the preparation of such information and statements. For example, Exelon has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Exelon’s estimates with respect to NRG’s financial information. Any financial, operating or other information regarding NRG that may be detrimental to Exelon following Exelon’s acquisition of NRG that has not been publicly disclosed by NRG, or errors in Exelon’s estimates due to the lack of cooperation from NRG, may have an adverse effect on Exelon’s financial condition or the benefits Exelon expects to achieve through the consummation of the exchange offer.

The market price of Exelon common stock may decline as a result of the exchange offer and the second-step merger.

The market price of Exelon common stock may decline as a result of the exchange offer and the second-step merger if, among other things:

•	the integration of NRG’s business is unsuccessful;

•	Exelon does not achieve the expected benefits of the acquisition of NRG as rapidly or to the extent anticipated by financial analysts or investors; or

•	a downgrade in the rating of Exelon’s indebtedness occurs as a result of Exelon’s increased indebtedness incurred to finance the transactions.

Uncertainties exist in integrating the business and operations of Exelon and NRG.

Exelon intends, to the extent possible, to integrate NRG’s operations with those of Exelon. Although Exelon believes that the integration of NRG’s operations into Exelon’s will not present any significant difficulties, there can be no assurance that Exelon will not encounter substantial difficulties integrating NRG’s operations with Exelon’s operations, resulting in a delay or the failure to achieve the anticipated synergies and, therefore, the expected increases in cash flow, earnings and cost savings. The possible difficulties of combining the operations of the companies include, among other things:

•	possible inconsistencies in standards, management models, controls, procedures and policies, business cultures and compensation structures between NRG and Exelon;

•	the retention of key employees;

•	the integration and consolidation of corporate and administrative infrastructures, including computer information systems;

•	the integration of each company’s power trading organizations, including the hedging practices of each company;

•	the restructuring of businesses within the two companies to properly align business units;

•	the possible diversion of management’s attention from ongoing business concerns; and

•	the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

Even if the exchange offer is completed, full integration of NRG’s operations with Exelon’s may be delayed if Exelon is unable to solicit proxies from NRG stockholders in a sufficient amount to approve the second-step merger.

The exchange offer is subject to a condition that, before the expiration of the exchange offer, there shall have been validly tendered and not withdrawn at least a majority of shares of NRG common stock on a fully-diluted basis. At the end of the exchange offer period, Exelon may solicit proxies in connection with a “long-form” merger to exchange the remaining shares of NRG common stock for Exelon common stock. This could prevent or delay Exelon from realizing some or all of the anticipated benefits from the integration of NRG’s operations with Exelon’s operations.

The exchange offer could trigger certain provisions contained in NRG’s employee benefit plans or other agreements that could require Exelon to make change of control payments or permit a counter-party to an agreement with NRG to terminate that agreement.

Certain of NRG’s employee benefit plans contain change of control clauses providing for compensation to be granted to certain members of NRG senior management if, following a change of control, NRG terminates the employment relationship between NRG and these employees, or if these employees terminate the employment relationship because their respective positions with NRG have materially changed. If successful, the exchange offer would constitute a change of control, thereby giving rise to potential change of control payments.

Because Exelon has not had the opportunity to review NRG’s non-public information, there may be agreements that permit a counter-party to terminate an agreement because the exchange offer or the second-step merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Exelon may have to seek to replace that agreement with a new agreement. Exelon cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to NRG’s business, failure to replace that agreement on similar terms or at all may increase the costs to Exelon of operating NRG’s business or prevent Exelon from operating part or all of NRG’s business. In addition, the consummation of the exchange offer or the second-step merger may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of NRG that are not publicly available, including any power trading agreements relating to NRG’s first and second lien structure.

The acquisition of shares of NRG common stock in the exchange offer is subject to various regulatory approvals, and obtaining such approvals may delay or prevent Exelon’s acquisition of NRG or may require divestitures.

Exelon must receive approval from and/or make filings with various foreign, federal and state regulatory agencies with respect to the acquisition of shares of NRG common stock in the exchange offer. At the federal level, these approvals include the approval of the FERC under the Federal Power Act and the NRC under the Atomic Energy Act. In addition, under the HSR Act, the acquisition of shares of NRG common stock pursuant to the exchange offer cannot be completed until Exelon has made required notifications and given certain information and materials to the FTC and/or the DOJ and until specified waiting period requirements have expired. At the state level, final orders of each of the PAPUC, NYPSC, the CPUC and the PUCT approving the consummation of the exchange offer and, in some jurisdictions, the second-step merger are required. Siting approvals in certain states may also be required. The governmental entities from which these approvals are required may impose conditions on the completion of the acquisition, require changes to the terms of the acquisition or impose additional obligations on regulated subsidiaries of Exelon and NRG. These conditions or changes could have the effect of delaying completion of the acquisition or imposing additional costs on or limiting the revenues of the combined company following the acquisition, any of which might have a material adverse effect on the combined company following completion of the acquisition. Exelon cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to Exelon’s or NRG’s business resulting from the failure to obtain these regulatory approvals or from conditions that could be imposed in connection with obtaining these approvals, including divestitures or other operating restrictions upon Exelon, NRG, the combined company or its subsidiaries. Shareholders should be aware that all required regulatory approvals may not be obtained in a timely manner and could result in a significant delay in the consummation of the acquisition. For a more detailed description of the regulatory approvals required in the exchange offer and second-step merger, see “Certain Legal Matters; Regulatory Approvals.”

The terms of the exchange offer are subject to change.

Although Exelon is under no obligation to increase the amount of consideration it is offering for shares of NRG common stock in the exchange offer, it has reserved the right to, in its sole discretion, choose to increase the amount of such consideration which would result in Exelon issuing additional shares of Exelon common stock and Exelon’s current shareholders’ relative ownership in the combined company would likely be reduced.

The consummation of the exchange offer may accelerate NRG’s existing indebtedness.

The consummation of the acquisition of NRG pursuant to the exchange offer likely will require the refinancing of existing indebtedness of NRG. This refinancing and certain other payments required to complete the transaction totaling in the aggregate approximately $8.6 billion consist of the following:

•

payments to holders of the $4.7 billion aggregate principal amount outstanding of NRG senior notes who will have the right under such notes to require NRG to repurchase the senior notes at 101% of their face value upon the consummation of the exchange offer;

•

approximately $2.64 billion to refinance the $2.65 billion aggregate principal amount outstanding under NRG’s term loan B, which outstanding amount will accelerate and become immediately due and payable upon consummation of the exchange offer;

•	approximately $332 million to refinance certain other indebtedness and other obligations of NRG and its subsidiaries;

•

up to $250 million in payments to holders of NRG’s 3.625% Convertible Perpetual Preferred Stock who will have the right to require NRG to repurchase such stock at 100% of its liquidation preference (a repurchase price of approximately $250 million in the aggregate) upon consummation of the exchange offer; and

•	the payment of fees and expenses, including change of control premium payments relating to the outstanding NRG senior notes, of approximately $654 million.

In addition, Exelon will be required to provide for the issuance of new letters of credit as a “backstop facility” in an aggregate principal amount of approximately $1 billion due to the anticipated termination of NRG’s letter of credit facility arising from the consummation of the exchange offer.

Exelon may not be able to refinance NRG’s existing indebtedness or such refinancing may be only on conditions that are not favorable to Exelon, either of which may have an adverse effect on the value of Exelon common stock. If Exelon does not control NRG and is unable to complete the second-step merger, Exelon may not be able to assist NRG in refinancing indebtedness that becomes due as a result of the consummation of the exchange offer, which may have an adverse effect on the value of NRG common stock.

The amount of indebtedness and other obligations of NRG that may need to be refinanced is based solely on publicly available information and therefore there may be additional indebtedness or obligations not included in this estimate of which Exelon is unaware.

The market for shares of Exelon common stock may be adversely affected by the issuance of shares pursuant to the proposed NRG acquisition.

In connection with the proposed acquisition of NRG, based upon the assumptions set forth herein, Exelon currently estimates it will issue 131,515,342 shares of Exelon common stock and reserve for future issuances an additional 10,184,273 shares of Exelon common stock in connection with any conversions of the shares of NRG’s 4.0% Convertible Perpetual Preferred Stock into Exelon following completion of the exchange offer and the second-step merger. The increase in the number of outstanding shares of Exelon common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, shares of Exelon common stock.

Risk Factors Relating to Exelon’s and NRG’s Businesses

Shareholders should read and consider other risk factors specific to Exelon’s business that will continue to affect the combined company after the exchange offer and the second-step merger, described in “Item 1 — Forward Looking Statements and Associated Risks” and “Item 1A — Risk Factors” in Exelon’s annual report on Form 10-K for the year ended December 31, 2008, which has been filed by Exelon with the SEC and which is incorporated by reference into this document.

Additionally, shareholders should read and consider other risk factors specific to NRG’s businesses (that will also affect the combined company after the consummation of the proposed NRG acquisition), described in Part I, Item 1A of NRG’s annual report on Form 10-K for the year ended December 31, 2008, which has been filed by NRG with the SEC and which is also incorporated by reference into this document. Please see the section of this proxy statement entitled “Where You Can Find More Information.”

ACCOUNTING TREATMENT OF THE PROPOSED ACQUISITION OF NRG

The acquisition of shares of NRG common stock by Exelon will be accounted for using the purchase method of accounting under GAAP, which means that NRG’s results of operations will be included with Exelon’s from the closing date and NRG’s consolidated assets and liabilities will be recorded at their estimated fair values at the same date. Any estimated fair value in excess of the total purchase price will be allocated to specific identifiable intangibles (and amortized over the life of the assets) acquired or goodwill. Any excess of the total purchase price over the estimated fair value will be recognized as a benefit in earnings upon closing of the transaction

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED ACQUISITION OF NRG

The exchange offer, the second-step merger and, to the extent consummated, certain related transactions, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In general, none of Exelon, Exelon’s shareholders or NRG is expected to be subject to tax as a result of the exchange offer, the second-step merger or, to the extent consummated, the related transactions.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

General

Exelon must receive approval from and/or make filings with various foreign, federal and state regulatory agencies with respect to the exchange offer and the second-step merger. At the federal level, these approvals include the approval of the FERC under the Federal Power Act and the NRC under the Atomic Energy Act. In addition, under the HSR Act, the acquisition of shares of NRG common stock pursuant to the exchange offer cannot be completed until Exelon has made required notifications and given certain information and materials to the FTC and/or DOJ and until specified waiting period requirements have expired. At the state level, final orders of each of the PAPUC, the NYPSC, the CPUC and the PUCT approving the consummation of the exchange offer and, in some jurisdictions, the second-step merger are required. State Attorney Generals may also investigate the transaction. Siting approvals in certain states may also be required.

In an effort to address any concern relating to the market power of the combined company, Exelon has developed a plan, referred to in this proxy statement as the “regulatory divestiture plan,” to divest (i) generation plants of Exelon in ERCOT (Mountain Creek, Handley and LaPorte), totaling approximately 2,400 MW of generation capacity (which includes 200 MW of retired capacity at Mountain Creek and Handley), and (ii) approximately 1,000 MW of generation capacity in the PJM East, involving NRG plants. The regulatory divestiture plan also contemplates that Exelon will divest approximately 1,200 MW of generation capacity under power purchase agreements.

There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to NRG’s business or certain parts of NRG’s or Exelon’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Exelon to elect to terminate the exchange offer without the purchase of shares of NRG common stock under the exchange offer. In addition, there can be no assurance that the applicable regulatory entities will not require the divestiture of generation capacity in an amount greater than, or in geographic areas different from, that contemplated by the regulatory divestiture plan.

In addition, many of the state regulators whose approval is required generally review requests for approvals in negotiated transactions that are supported by both parties to the transactions. Because this is an unsolicited business combination that has been challenged by NRG, review and approval by these states could take longer than would be the case in the context of a negotiated business combination and no assurance can be given that approval will be obtained. Exelon’s and Exelon Xchange’s obligation under the exchange offer to accept for exchange and pay for shares of NRG common stock is subject to certain conditions.

The following is a summary of the material regulatory approvals Exelon believes are required, based on Exelon’s review of publicly available information to date. Exelon has only conducted a due diligence review of NRG’s publicly available information and has not had access to NRG’s non-public information. The consummation of the exchange offer and/or the second-step merger may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation under NRG’s material licenses, franchises, permits, certificates or agreements which are not publicly available.

Federal Energy Regulatory Commission

Each of Exelon and NRG has public utility subsidiaries subject to the jurisdiction of the FERC under the Federal Power Act. Section 203 of the Federal Power Act provides that no public utility holding company may purchase the voting securities of a public utility or public utility holding company with a value in excess of $10 million without first having obtained authorization from the FERC. Because both Exelon and NRG are deemed to be public utility holding companies under the Federal Power Act, FERC approval under the Federal Power Act will be required.

The FERC has stated that, in analyzing a merger under Section 203, it will evaluate the following criteria:

•

the effect of the transaction on competition in wholesale electric power markets, utilizing both an initial screening approach derived from the DOJ/FTC Horizontal Merger Guidelines, and a screening analysis of potential increases in vertical market power, to determine if a transaction will result in an increase in an applicant’s market power;

•	the effect of the transaction on the applicants’ FERC jurisdictional ratepayers; and

•	the effect of the transaction on state and federal regulation of the applicants.

In addition, under amendments to the Federal Power Act enacted as part of the Energy Policy Act of 2005, the FERC now also considers whether a proposed transaction will result in the cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company and, if so, the FERC may not approve the transaction unless it determines that the cross-subsidization, pledge, or encumbrance will be consistent with the public interest.

On December 18, 2008, Exelon made its initial filing for approval with the FERC. The FERC has 180 days from the date of Exelon’s filing to act on the filing.

Nuclear Regulatory Commission

Section 184 of the Atomic Energy Act provides that a license may not be transferred or in any manner disposed of, either voluntarily or involuntarily, directly or indirectly, through transfer of control of any license, unless the NRC finds that the transfer complies with the Atomic Energy Act and consents to the transfer. The consummation of the exchange offer requires the NRC’s prior written consent to the indirect transfer of control of NRG’s 44% interest in the South Texas Project Units 1 and 2, and its licensed operator, STP Nuclear Operating Company. Further, the negotiated combination structure would require the NRC’s prior written consent to the indirect transfer of control of Exelon’s nuclear interests associated with that approach. The NRC will consent to the proposed transfers if it determines that:

•	the proposed transferee is qualified to be the holder of the licenses; and

•	the transfer of the licenses is otherwise consistent with applicable provisions of laws, regulations and orders of the NRC.

By letter dated January 29, 2009, Exelon made its filing with the NRC for approval of the indirect transfer of NRC licenses for the NRG nuclear stations and, if required, Generation’s nuclear stations.

Antitrust

Under the HSR Act, and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless required notifications have been furnished to the DOJ and the FTC (together, the “antitrust agencies”), and applicable waiting periods have expired or been terminated. The purchase of shares of NRG common stock pursuant to the exchange offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, on December 17, 2008 Exelon filed a Notification and Report Form with respect to the exchange offer with the antitrust agencies. On January 16, 2009, Exelon received a request for additional information and documentary material from the Antitrust Division of the DOJ (the “second request”). Exelon responded to the second request on March 30, 2009. The response to the second request supplements information already provided in the original HSR Act filing. The second request extends the waiting period under the HSR Act, and the period of DOJ review of the exchange offer, for a period of 30 days (unless earlier terminated by the DOJ) after Exelon has substantially complied with the second request. Despite an expiration of the formal HSR Act waiting period, the DOJ may continue to investigate the proposed transaction and raise objections, if any, to the transaction in whole or in part at any time.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Exelon’s acquisition of shares of NRG common stock pursuant to the exchange offer through Exelon Xchange. At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares of NRG common stock pursuant to the exchange offer or seeking divestiture of the shares so acquired or divestiture of certain of Exelon’s or NRG’s material assets. States and private parties may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the businesses in which NRG is engaged, Exelon does not believe that the consummation of the exchange offer or the second-step merger will result in a violation of any applicable antitrust laws. Moreover, Exelon does not expect the DOJ review of the transaction to materially delay the expected consummation of the exchange offer or the second step-merger. However, there can be no assurance that a challenge to the exchange offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be or how such challenge will affect the timing of the transaction. See the section entitled “The Exchange Offer and the Second-Step Merger” for certain conditions to the exchange offer, including conditions with respect to litigation and certain governmental actions.

Foreign Approvals

NRG indirectly holds several subsidiaries and participations in Germany. Under the provisions of the German Act against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen), notification to the German Federal Cartel Office (“German Cartel Office”) regarding the acquisition of shares of NRG common stock pursuant to the exchange offer must be made if, among other things, certain turnover thresholds are exceeded with the turnover achieved by the German business of NRG and its subsidiaries and participations. Based on an examination of the publicly available information relating to the businesses in which NRG is engaged in Germany, Exelon believes that these thresholds are exceeded.

The exchange offer may be consummated only if the proposed acquisition of NRG is approved or deemed to be approved by the German Cartel Office, either by written approval or by expiration of a one-month waiting period commenced by the filing of a notification with respect to the transaction, unless the German Cartel Office gives notice within the one-month waiting period of the initiation of an in-depth investigation. If the German Cartel Office initiates an in-depth investigation, the acquisition of shares of NRG common stock under the exchange offer may be consummated only if the proposed NRG acquisition is approved or deemed to be approved by the German Cartel Office, either by written approval or by expiration of a four-month waiting period, unless the German Cartel Office notifies Exelon within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. In view of the competitiveness of the relevant markets and the relatively low market shares of the businesses in which NRG is engaged in Germany, Exelon expects that the German Cartel Office will approve the transaction within the initial one-month period.

State Approvals

NRG owns several different types of electric generation facilities, as well as non-electric generation entities, in a number of states. The summaries that follow indicate, to the best of Exelon’s current knowledge, the material approvals necessary in each identified state. However, the summaries are not conclusive, and approval by regulatory authorities in additional states, or additional approvals in the states discussed below, might also be required. Furthermore, state governments may seek to challenge the transaction on antitrust grounds, irrespective of the federal-level antitrust proceedings.

Pennsylvania. PECO is a public utility under Pennsylvania law and, as such, is subject to regulation by the PAPUC. NRG owns two facilities in Pennsylvania that provide steam heating services to the public. Those facilities also are public utilities under Pennsylvania law. Pennsylvania law requires prior PAPUC approval for any transaction by which an affiliate of a public utility will acquire control of the facilities of another public utility. Because Exelon is an affiliate of PECO and will acquire control of the NRG steam facilities, PAPUC approval is required. The standard for approval is whether the transaction is necessary and proper for the service, accommodation, convenience or safety of the public. This standard has been applied by the PAPUC to require that applicants demonstrate that the transaction will affirmatively promote the service, accommodation, convenience or safety of the public in some substantial way. In addition, if a negotiated combination structure were pursued in which NRG is the survivor of a merger with Exelon, this would be considered as an indirect acquisition of all of the common stock of PECO, and the PAPUC would also consider the effect of the transaction on PECO. On February 26, 2009, Exelon made its initial filing for approval with the PAPUC. The Administrative Law Judge has scheduled hearings on the application for July 15-17, 2009.

California. Several of NRG’s California thermal electric generation facilities require, and possess, siting certificates. Ninety days notice of a transfer of generation facilities in California must be provided to the CPUC, but there is no approval by the CPUC required with respect to the siting certificate.

NRG also owns a steam heating facility in California, which is a utility under California law. The California Public Utilities Code requires CPUC approval before any person shall “merge, acquire, or control either directly or indirectly any public utility . . . .” The CPUC will review the transaction and “take such action as the public interest may require.” Generally, such public interest review will consider whether the acquiror has the financial and technical wherewithal to operate the utility business, and whether customers will be adversely impacted by the transaction. On December 22, 2008, Exelon made its initial filing for approval with the CPUC. The CPUC informed Exelon that Exelon’s initial filing for approval was premature at this stage in the exchange offer and Exelon could re-submit its filing at a later date when the offer is closer to consummation. On February 17, 2009, Exelon submitted to the CPUC an application for authority to acquire indirect control and ownership of NRG Energy Center San Francisco, LLC (Energy Center), an indirect wholly-owned subsidiary of NRG. By letter dated April 2, 2009, the CPUC advised Exelon that the application was accepted as filed as of April 2, 2009.

Connecticut and Massachusetts. Connecticut and Massachusetts law require electric generation facilities to obtain siting certificates. The terms of the certificates obtained for NRG likely govern the requirements for transfer. Exelon has not yet had the opportunity to review the NRG certificates to ascertain what, if any, transfer requirements apply.

New York. NRG’s portfolio includes five electric plants in New York State, each owned, operated and managed by an affiliated electric corporation. NYPSC approval is generally required before an electric corporation may transfer ownership interests in an electric plant and/or for certain stock acquisitions of an electric corporation. Although it appears that NRG’s facilities in New York are subject to “reduced scrutiny” and are “lightly regulated”, approvals for such transfers nonetheless may be subject to a “public interest” standard which is set forth in the New York Public Service Law. In conducting this review, the NYPSC may examine, among other things, any affiliations with electric market participants that might afford opportunities for the exercise of market power, and consider any other potential detriments to captive ratepayer interests. In addition, the NYPSC may assess the environmental impact of the transfer based upon information provided in a required environmental assessment form. On December 22, 2008, Exelon made its filing for approval with the NYPSC.

Texas. The proposed transaction must be reviewed and approved by the PUCT. The PUCT will approve the transaction unless the PUCT finds that the transaction results in a power generation company owning or controlling more than 20% of the installed generation capacity located in, or capable of delivering electricity to, the ERCOT power region. If the PUCT finds that the transaction as proposed would exceed the 20% threshold in the ERCOT power region, the PUCT may condition approval of the transaction on adoption of reasonable modifications to the transaction to mitigate potential market power abuse. Mitigation procedures for exceeding the 20% threshold may be submitted to the PUCT and may include the divestiture of assets or auctioning of capacity. On January 5, 2009, Exelon made its initial filing for approval with the PUCT. On February 11, 2009, an Administrative Law Judge for the PUCT ruled that Texas law does not require an acquisition target to support or not oppose a transaction, and the PUCT staff have since recommended that Exelon’s application and notice be found sufficient. On April 9, 2009, the Administrative Law Judge issued an order requiring Exelon to amend or supplement its application to clarify the timeframe for closing the transaction. On April 14, 2009, Exelon filed a clarification to its application stating that it expects the transaction would close in the fourth quarter of 2009.

Additionally, NRG owns a retail electric provider (“REP”), which sells electricity at retail in the ERCOT competitive retail market solely to its affiliate NRG Texas Power. To provide retail electric service, a REP must obtain certification from the PUCT, and transfer of a certificate requires PUCT approval. If transfer of the certificate is required, approval of the transfer under the current rules should be granted if Exelon, as the transferee, demonstrates sufficient “financial and technical fitness to render service under the transferred certificate.” The rules concerning the transfer of a REP certification are in the process of being amended, and at this time it is not clear if the transfer of the REP certification held by NRG would occur prior to or following proposed changes in regulation.

Section 203 of the DGCL

The exchange offer is subject to the condition that the board of directors of NRG shall have approved, in a manner reasonably satisfactory to Exelon, the exchange offer and the second-step merger or any other business combination between NRG and Exelon (and/or any of Exelon’s subsidiaries) pursuant to the requirements of Section 203 of the DGCL, or Exelon shall be satisfied that Section 203 does not apply to or otherwise restrict the exchange offer, the second-step merger or any such business combination. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of NRG common stock pursuant to the exchange offer, NRG’s board of directors shall have unconditionally approved the exchange offer and the second-step merger or (2) there are validly tendered and not withdrawn prior to the expiration date a number of shares of NRG common stock that, together with the shares of NRG common stock then owned by Exelon, would represent at least 85% of the voting stock of NRG outstanding on the date hereof (excluding shares of NRG common stock owned by certain employee stock plans and persons who are directors and also officers of NRG).

Section 203 of the DGCL would otherwise apply to the second-step merger or any other “business combination” (as defined in Section 203) involving Exelon (and/or Exelon or any of its subsidiaries) and NRG. Section 203 could significantly delay Exelon’s (and/or any of its subsidiaries’) ability to acquire all of the outstanding shares of NRG common stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66  2/3 % of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (a) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (b) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

Certain Other Legal Matters

“Going Private” Transactions

Rule 13e-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) is applicable to certain “going private” transactions and may under certain circumstances be applicable to the second-step merger. Exelon does not believe that Rule 13e-3 will be applicable to the second-step merger unless the merger is consummated more than one year after the termination of the exchange offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning NRG and certain information relating to the fairness of the second-step merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of the second-step merger.

Internal Revenue Service Private Letter Ruling Regarding Nuclear Decommissioning Trust Funds

United States Treasury regulations generally provide for the nonrecognition of gain or loss for United States federal income tax purposes with respect to the transfer of certain decommissioning trust funds maintained by nuclear power plant owners in connection with the transfer of an interest in a nuclear power plant. The precise application of these Treasury Regulations in the context of the exchange offer and the second-step merger, however, is not free from doubt. Exelon intends to seek a ruling from the Internal Revenue Service confirming that no gain or loss will be recognized for United States federal income tax purposes with respect to the transfer of NRG’s decommissioning trust funds as a result of the exchange offer and the second-step merger.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXELON

The following table sets forth a summary of selected historical consolidated financial data of Exelon for each of the years in the five-year period ended December 31, 2008. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Exelon, which are incorporated herein by reference from Exelon’s annual report on Form 10-K for the year ended December 31, 2008. See the section “Where You Can Find More Information.”

	(in millions, except per share amounts)
	As of and for the year ended December 31,
	2008	2007	2006	2005	2004
Statement of Operations Data
Operating revenues	$18,859	$18,916	$15,655	$15,357	$14,133
Impairment of goodwill and other long-lived assets	—	—	$776	$1,207	—
Operating income	$5,299	$4,668	$3,521	$2,724	$3,499
Income from continuing operations	$2,717	$2,726	$1,590	$951	$1,870
Income before cumulative effect of change in accounting principle	$2,737	$2,736	$1,592	$965	$1,841
Cumulative effect of change in accounting principle, net of tax	—	—	—	$(42)	$23
Net income	$2,737	$2,736	$1,592	$923	$1,864

Income per share before cumulative effect of change in accounting principle
Basic	$4.16	$4.08	$2.37	$1.44	$2.79
Diluted	$4.13	$4.05	$2.35	$1.42	$2.75

Income from continuing operations per share
Basic	$4.13	$4.06	$2.37	$1.42	$2.83
Diluted	$4.10	$4.03	$2.35	$1.40	$2.79

Net income per share
Basic	$4.16	$4.08	$2.37	$1.38	$2.82
Diluted	$4.13	$4.05	$2.35	$1.36	$2.78

Weighted average shares outstanding
Basic	658	670	670	669	661
Diluted	662	676	676	676	669
Dividends per common share	$2.03	$1.76	$1.60	$1.60	$1.26

Balance Sheet Data
Current assets (a)	$5,368	$4,580	$4,214	$3,886	$3,578
Noncurrent assets (a)	$42,449	$40,781	$39,251	$38,100	$39,011
Total assets (a)	$47,817	$45,361	$43,465	$41,986	$42,589
Current liabilities (a)	$4,080	$5,629	$4,977	$5,839	$4,522
Long-term debt, including capital leases	$12,592	$11,965	$11,911	$11,760	$12,148
Noncurrent liabilities (a)	$32,603	$29,508	$28,394	$26,934	$28,449
Preferred securities of subsidiary	$87	$87	$87	$87	$87
Total shareholders’ equity	$11,047	$10,137	$10,007	$9,125	$9,489

Cash Flow Data
Cash flows provided by operating activities	$6,551	$4,496	$4,835	$2,147	$4,398
Cash flows used in investing activities	$3,378	$2,909	$2,762	$2,487	$1,739
Cash flows used in financing activities	$2,213	$1,500	$1,989	$19	$2,627
Ratio of earnings to fixed charges (b)	4.5	4.5	3.4	2.8	3.5

(a)	Exelon retrospectively reclassified certain assets and liabilities in accordance with FSP FASB Interpretation No. 39-1 “Amendment of FASB Interpretation No. 39” for the years ended December 31, 2004 through December 31, 2007.
(b)	Earnings consist of income from continuing operations before income taxes and minority interest plus pre-tax losses of equity investees and fixed charges, less capitalized interest and preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of the sum of interest costs, amortization of debt discount or premium and debt issuance costs, the interest component of rental expense, and preference security dividend requirements of consolidated subsidiaries.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NRG

The following table sets forth selected historical consolidated financial data of NRG for each of the years in the five-year period ended December 31, 2008. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of NRG, which are incorporated herein by reference from NRG’s annual report on Form 10-K for the year ended December 31, 2008. See the section “Where You Can Find More Information.”

	(in millions, except per share amounts)
	Reorganized NRG
	As of and for the year ended December 31,
	2008	2007	2006	2005	2004
Statement of Operations Data
Operating revenues	$6,885	$5,989	$5,585	$2,400	$2,080
Impairment of goodwill and other long-lived assets	$23	$20	—	$6	$45
Operating income	$2,273	$1,560	$1,418	$225	$390
Net income	$1,188	$586	$621	$84	$186

Income from continuing operations per share
Basic	$4.09	$2.14	$1.90	$0.28	$0.78
Diluted	$3.66	$1.95	$1.78	$0.28	$0.78

Net income per share
Basic	$4.82	$2.21	$2.21	$0.38	$0.93
Diluted	$4.29	$2.01	$2.04	$0.38	$0.93

Weighted average shares outstanding
Basic	235	240	258	169	199
Diluted	275	288	301	171	201

Balance Sheet Data
Total assets	$24,808	$19,274	$19,436	$7,467	$7,906
Long-term debt, including capital leases	$8,168	$8,361	$8,726	$2,456	$3,220
Convertible perpetual preferred stock	$247	$247	$247	$246	—
Total shareholders’ equity	$7,109	$5,504	$5,658	$2,231	$2,692

Cash Flow Data
Cash flows provided by / (used in) operating activities	$1,434	$1,517	$408	$68	$645
Cash flows provided by / (used in) investing activities	$(672)	$(327)	$(4,176)	$158	$184
Cash flows provided by / (used in) financing activities	$(442)	$(814)	$4,053	$(830)	$(284)
Ratio of earnings to fixed charges	3.44	2.28	2.38	1.48	1.93

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma financial data for the year ended December 31, 2008 reflect the acquisition of NRG by Exelon as if it had occurred on January 1, 2008. The selected pro forma combined financial data is derived from (i) the audited consolidated financial statements of Exelon for the fiscal year ended December 31, 2008 and (ii) the audited consolidated financial statements of NRG for the fiscal year ended December 31, 2008, all of which are incorporated by reference into this proxy statement.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) results of operations and financial position that would have been achieved had the consummation of the acquisition taken place on the dates indicated or (ii) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Exelon and NRG might have looked like had the acquisition taken place at an earlier date. The following pro forma financial information allocates the entire excess of the purchase price over the carrying value of NRG’s net assets to goodwill as management does not have information related to NRG’s business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this proxy statement, see the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.”

The following pro forma financial information should be read in conjunction with:

•

the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and the accompanying notes in the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” on page [•] of this proxy statement;

•	the consolidated financial statements of Exelon for the year ended December 31, 2008 and the notes relating thereto, which are incorporated by reference into this proxy statement; and

•	the consolidated financial statements of NRG for the fiscal year ended December 31, 2008 and the notes relating thereto, which are incorporated by reference into this proxy statement.

For the year ended December 31, 2008
Pro forma combined
(in millions, except share data)
Statement of Operations
Operating revenues	$25,744
Operating income	7,572
Income from continuing operations	3,586
Earnings per share
Basic	$4.59
Diluted	$4.53
Weighted average number of shares outstanding
Basic	781
Diluted	795
Ratio of earnings to fixed charges (a)	3.6

As of December 31, 2008
Pro forma combined
Balance Sheet Data
Cash and cash equivalents	$1,896
Current assets	13,391
Noncurrent assets	58,876
Total assets	72,267
Current liabilities	10,269
Long-term debt—excluding long-term debt due within one year	20,692
Noncurrent liabilities	43,863
Total liabilities	54,132
Minority interest of consolidated subsidiaries	7
Mandatory redeemable preferred stock (b)	406
Shareholders’ equity	17,635
Book value per average basic common share	$22.58

(a)	Earnings consist of income from continuing operations before income taxes and minority interest plus pre-tax losses of equity investees and fixed charges, less capitalized interest and preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of the sum of interest costs, amortization of debt discount or premium and debt issuance costs, the interest component of rental expense, and preference security dividend requirements of consolidated subsidiaries.

(b)	The mandatory redeemable preferred stock balance represents NRG’s 4% Convertible Perpetual Preferred Stock.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts historical information about basic and diluted income per share, book value per average basic common share and dividends declared per common share for both Exelon and NRG for the year ended December 31, 2008, on a historical basis, and for Exelon and NRG on an unaudited pro forma combined basis after giving effect to the proposed transaction. The pro forma data of the combined company assumes a 100% acquisition of NRG common stock and was derived by combining the historical consolidated financial information of Exelon and NRG as described elsewhere in this proxy statement. The equivalent pro forma per share data for NRG assumes that 0.485 of a share of Exelon common stock will be received for each share of NRG common stock. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this proxy statement, see the section captioned “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.”

The following pro forma financial information allocates the entire excess of purchase price over the carrying value of NRG’s net assets to goodwill as management does not have information related to NRG’s business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.

You should read the information presented in this table below together with the historical financial statements of Exelon and NRG and the related notes, which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” appearing elsewhere in this proxy statement. The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the proposed transaction. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors.”

	Year ended December 31, 2008	Year ended December 31, 2007
Unaudited pro forma combined:
Earnings per share:
Basic	$4.59	$4.03
Diluted	4.53	3.97
Dividends declared per common share (a)	2.03	1.76
Book value per average basic common share	22.58

Exelon historical data:
Earnings per share:
Basic	$4.13	$4.06
Diluted	4.10	4.03
Dividends declared per common share	2.03	1.76
Book value per average basic common share	16.79	15.13

NRG historical data:
Earnings per share:
Basic	$4.09	$2.14
Diluted	3.66	1.95
Dividends declared per common share	—	—
Book value per average basic common share	30.25	22.93

(a)	Assumes the combined company would maintain Exelon’s declared dividend. The actual dividends declared per common share for the combined company may differ.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (“pro forma financial statements”) have been derived from historical consolidated financial statements of Exelon and NRG incorporated by reference into this proxy statement.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations (“pro forma statement of operations”) for the year ended December 31, 2008 gives effect to the transaction and other pro forma events as if they had occurred on January 1, 2008. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (“pro forma balance sheet”) as of December 31, 2008 gives effect to the transaction and other pro forma events as if they had occurred on December 31, 2008.

The pro forma events include (i) the exchange of all outstanding shares of NRG common stock (including shares of NRG’s 5.75% Mandatory Convertible Preferred Stock, which automatically converted into shares of NRG common stock on March 16, 2009) for shares of Exelon common stock at the fixed exchange ratio of 0.485 of a share of Exelon common stock for each share of NRG common stock (the “exchange ratio”); (ii) all outstanding shares of NRG’s 4.0% Convertible Perpetual Preferred Stock will remain outstanding and not be converted into shares of NRG common stock or exchanged for shares of Exelon common stock at the exchange ratio; (iii) the redemption or repurchase for cash of all outstanding shares of NRG’s 3.625% Convertible Perpetual Preferred Stock; (iv) the exercise of all outstanding options to purchase shares of NRG common stock (after giving effect to vesting upon a change in control and the withholding of shares of NRG common stock to satisfy the aggregate exercise price of such options) and exchange of all such shares for shares of Exelon common stock at the exchange ratio; (v) the vesting of all outstanding unvested restricted stock units and performance units and exchange of all such units for shares of Exelon common stock at the exchange ratio; and (vi) the refinancing of the majority of NRG’s existing indebtedness (excluding capital leases and certain project financing).

The assumptions and related pro forma adjustments described herein have been based primarily on publicly available information. Non-public information concerning NRG was not available to Exelon for the purpose of preparing these pro forma financial statements. NRG has not cooperated with Exelon in, and has not been involved in, the preparation of this proxy statement and has not verified the information contained in these pro forma financial statements relating to NRG. As a result, Exelon has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement which have necessarily involved estimates with respect to NRG’s financial information. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated or (ii) the future consolidated results of operations or financial position of the combined company.

The acquisition of NRG common stock will be accounted for as a purchase under GAAP. The purchase price will be determined on the basis of the fair value on the acquisition date of the shares of Exelon common stock exchanged. The purchase price for the pro forma financial statements is based on the closing price of Exelon common stock on the NYSE on October 17, 2008, the last full trading day before Exelon made public its proposal to acquire NRG, of $54.50.

The purchase price of an acquired entity in a purchase business combination is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition under GAAP. The following pro forma financial statements allocate the entire excess of purchase price over the carrying value of NRG’s net assets to goodwill as Exelon management does not have information related to NRG’s business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. NRG has not been involved in the preparation of the pro forma financial statements nor has it verified any of the information or assumptions used in preparing the pro forma financial statements. See the “Note on NRG Information” on page [—] of this proxy statement for further details.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the acquisition of NRG. The timing and effect of actions associated with integration are as yet uncertain. Further, the pro forma financial statements do not reflect the impact of generating asset dispositions that may be necessary to meet market concentration mitigation requirements, if any, as Exelon does not currently have sufficient information to identify the impact of any dispositions. Exelon’s plants included in the proposed regulatory divestiture plan are not material to Exelon’s operating earnings, and Exelon does not have sufficient information regarding NRG’s plants to assess the effect the elimination of the operating results of those plants would have to the operations of the combined company. Exelon may also divest generation capacity under certain power purchase agreements, but the terms of the proposed divestitures have not been established. In addition, the pro forma financial statements do not reflect the impact of any other regulatory proceedings, if any, should they arise. For additional information regarding Exelon’s proposed regulatory divestiture plan, see “Certain Legal Matters; Regulatory Approvals.”

The pro forma financial statements do not reflect the impact of NRG transactions occurring subsequent to December 31, 2008, such as acquisitions, dispositions or share issuances, including, without limitation, (i) the pending acquisition by NRG of Reliant Energy Inc.’s Texas retail business for $287.5 million, (ii) the pending sale of NRG’s 50% ownership interest in Mibrag B.V., (iii) the share lending agreements between affiliates of Credit Suisse and NRG Common Stock Finance I LLC and NRG Common Stock Finance II LLC and (iv) any difference between the actual number of NRG common shares issued on March 16, 2009 due to the automatic conversion of the 5.75% Mandatory Convertible Preferred Stock and the number of shares estimated in the pro forma financial statements.

As a result of the nature of the proposed business combination, there may be actions and other events that could significantly change the purchase price. In addition, as of the date of this proxy statement, Exelon has not performed any detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the NRG assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Exelon has not had access to any proprietary or confidential corporate, financial or other information of NRG and has not had an opportunity to undertake any due diligence procedures. Such future access and procedures may provide Exelon with additional information that could materially affect the purchase price paid for the acquisition of NRG or the purchase price allocation and, accordingly, the accompanying assumptions and pro forma adjustments. Further, given the absence of due diligence procedures, Exelon has not yet identified all of the adjustments which would result from conforming NRG’s critical accounting policies to those of Exelon’s. Certain identified factors which may have a significant impact are described in the accompanying notes to the pro forma financial statements.

The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Exelon and NRG might have looked like had the pro forma events taken place at an earlier date.

The following pro forma financial statements should be read in conjunction with:

1.	the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

2.	the consolidated financial statements of Exelon for the year ended December 31, 2008 and the notes relating thereto, incorporated herein by reference; and

3.	the consolidated financial statements of NRG for the year ended December 31, 2008 and the notes relating thereto, incorporated herein by reference.

EXELON AND NRG

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(in millions, except share and per share data)

	Exelon(a)	NRG(a)	Pro Forma Adjustments	Pro Forma Combined
Operating revenues	$18,859	$6,885	$—	25,744
Operating expenses				—
Purchased power, fuel and operating and maintenance	11,148	3,963	—	15,111	(d)
Depreciation and amortization	1,634	649	—	2,283
Taxes other than income	778	—	—	778

Total operating expenses	13,560	4,612	—	18,172

Operating income	5,299	2,273	—	7,572

Other income and deductions
Interest expense	(699)	(620)	(233)	(1,552	)(c)
Interest expense to affiliates, net	(133)	—	—	(133)
Equity in losses of unconsolidated affiliates and investments	(26)	59	—	33
Other, net	(407)	17	—	(390)

Total other income and deductions	(1,265)	(544)	(233)	(2,042)

Income from continuing operations before income taxes	4,034	1,729	(233)	5,530
Income tax expense	1,317	713	(86)	1,944	(e)

Net income from continuing operations	2,717	1,016	(147)	3,586
Dividends for preferred shares	—	55	(55)	—	(b)

Income available to common shareholders	$2,717	$961	$(92)	$3,586

Average shares of common stock outstanding—basic	658	235	(112)	781	(b)

Average shares of common stock outstanding—diluted	662	275	(142)	795	(b)

Earnings per average common share—basic	$4.13	$4.09		$4.59
Earnings per average common share—diluted	$4.10	$3.66		$4.53

See accompanying Notes to

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

EXELON AND NRG

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

At December 31, 2008

(in millions)

	Exelon(g)	NRG(g)	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,271	$1,494	$(869)	$1,896	(h)
Restricted cash and investments	75	16	—	91
Accounts receivable, net	2,252	464	—	2,716
Mark-to-market derivative assets	410	4,600	—	5,010
Inventories, net	843	455	—	1,298
Other	517	1,463	400	2,380	(j)

Total current assets	5,368	8,492	(469)	13,391

Property, plant and equipment, net	25,813	11,545	—	37,358
Deferred debits and other assets
Regulatory assets	5,940	—	—	5,940
Nuclear decommissioning trust funds	5,500	303	—	5,803
Investments	670	—	—	670
Investments in affiliates	45	490	—	535
Goodwill	2,625	1,718	57	4,400	(i)
Intangible assets, net of amortization	83	815	—	898
Notes receivable and capital lease, less current portion	—	435	—	435
Mark-to-market derivative assets	507	885	—	1,392
Other	1,266	125	54	1,445	(j)

Total deferred debits and other assets	16,636	4,771	111	21,518

Total assets	$47,817	$24,808	$(358)	$72,267

See accompanying Notes to

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

EXELON AND NRG

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

At December 31, 2008

(in millions)

	Exelon(g)	NRG(g)	Pro Forma Adjustments	Pro Forma Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$211	$—		$211
Long-term debt due within one year	29	464	(392)	101	(j)
Long-term debt to ComEd Transitional Funding Trust and PECO Energy Transition Trust due within one year	319	—	—	319
Accounts payable	1,416	451	—	1,867
Mark-to-market derivative liabilities	214	3,981	—	4,195
Accrued expenses	1,151	393	—	1,544
Deferred income taxes	77	201	—	278
Other	663	1,091	—	1,754

Total current liabilities	4,080	6,581	(392)	10,269

Long-term debt	11,397	7,704	396	19,497	(j)
Long-term debt to ComEd Transitional Funding
Trust and PECO Energy Transition Trust	805	—	—	805
Long-term debt to other financing trusts	390	—	—	390
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	4,939	1,190	—	6,129
Asset retirement obligations	3,734	284	—	4,018
Pension obligations	4,111	144	—	4,255
Non-pension postretirement benefits obligations	2,255	116	—	2,371
Spent nuclear fuel obligation	1,015	—	—	1,015
Regulatory liabilities	2,520	—	—	2,520
Mark-to-market derivative liabilities	24	508	—	532
Out-of-market contracts	—	291	—	291
Nuclear decommissioning trust liability	—	218	—	218
Other	1,413	409	—	1,822

Total deferred credits and other liabilities	20,011	3,160	—	23,171

Total liabilities	36,683	17,445	4	54,132

Commitments and contingencies
Minority interest of consolidated subsidiaries	—	7	—	7
Preferred securities of subsidiaries	87	—	406	493
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	—	247	(247)	—	(h)
Shareholders’ equity
Common stock	8,816	3	6,707	15,526	(k)
Treasury stock, at cost	(2,338)	(823)	823	(2,338	)(k)
Retained earnings	6,820	2,403	(2,525)	6,698	(k)
Accumulated other comprehensive loss, net	(2,251)	310	(310)	(2,251	)(k)
Preferred stock (at liquidation value, net of issuance costs)		853	(853)	—	(k)
Additional paid in capital		4,363	(4,363)	—	(k)

Total shareholders’ equity	11,047	7,109	(521)	17,635

Total liabilities and shareholders’ equity	$47,817	$24,808	$(358)	$72,267

See accompanying Notes to

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,

which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations (“pro forma statement of operations”) for the year ended December 31, 2008 gives effect to the proposed acquisition as if it had occurred on January 1, 2008. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (“pro forma balance sheet”) as of December 31, 2008 gives effect to the acquisition as if it had occurred on December 31, 2008.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (“pro forma financial statements”) have been derived from historical consolidated financial statements of Exelon and NRG incorporated by reference into this document. The assumptions and related pro forma adjustments described herein have been based on publicly available information. Non-public information concerning NRG was not available to Exelon for the purpose of preparing these pro forma financial statements. NRG has not cooperated with Exelon in, and has not been involved in, the preparation of this proxy statement and has not verified the information contained in these pro forma financial statements relating to NRG. As a result, Exelon has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement which have necessarily involved estimates with respect to NRG’s financial information. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the consummation of the offer taken place on the dates indicated or (ii) the future consolidated results of operations or financial position of the combined company.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the acquisition of NRG. Further, the pro forma financial statements do not reflect the impact of generating asset dispositions that may be necessary to meet market concentration mitigation requirements, if any, as Exelon does not currently have sufficient information to identify the impact of any dispositions. Exelon’s plants included in the proposed regulatory divestiture plan are not material to Exelon’s operating earnings, and Exelon does not have sufficient information regarding NRG’s plants to assess the effect the elimination of the operating results of those plants would have to the operations of the combined company. Exelon may also divest generation capacity under certain power purchase agreements, but the terms of the proposed divestitures have not been established. In addition, the pro forma financial statements do not reflect the impact of any other regulatory proceedings, if any, should they arise. For additional information regarding Exelon’s proposed regulatory divestiture plan, see “Certain Legal Matters; Regulatory Approvals.”

The pro forma financial statements do not reflect the impact of NRG transactions occurring subsequent to December 31, 2008, such as acquisitions, dispositions or share issuances, including, without limitation, (i) the pending acquisition by NRG of Reliant Energy Inc.’s Texas retail business for $287.5 million, (ii) the pending sale of NRG’s 50% ownership interest in Mibrag B.V., (iii) the share lending agreements between affiliates of Credit Suisse and NRG Common Stock Finance I LLC and NRG Common Stock Finance II LLC and (iv) any difference between the actual number of NRG common shares issued on March 16, 2009 due to the automatic conversion of the 5.75% Mandatory Convertible Preferred Stock and the number of shares estimated in the pro forma financial statements.

Note 2. Preliminary Purchase Price

Exelon is proposing to acquire all of the outstanding shares of NRG common stock, which is expected to include shares issued upon conversion of NRG’s 5.75% Mandatory Convertible Preferred Stock (“5.75% preferred stock”) (which automatically converted into shares of NRG common stock on March 16, 2009), shares of NRG common stock subject to outstanding options to purchase NRG common stock and NRG unvested restricted stock units and performance units for shares of Exelon common stock at the fixed exchange ratio of 0.485 of a share of Exelon common stock per share of NRG common stock. The purchase price for the business combination is estimated as follows (in millions, except exchange ratio and share price):

NRG shares outstanding as of December 31, 2008	234.4
Shares to be issued upon conversion of 5.75% preferred stock	17.4
Shares to be issued to option, restricted stock and performance unit holders	2.1

Total NRG shares to be acquired	253.9

Exchange ratio	0.485
Number of shares of Exelon stock to be issued	123.1
Closing price of Exelon common stock	$54.50

Total purchase price (excluding cash paid for conversion premiums, see Note 3(i))	$6,710

The purchase price was computed using NRG’s publicly available information, and reflects the market value of Exelon common stock to be issued in connection with the acquisition based on Exelon’s common stock closing price on October 17, 2008, the last full trading day before Exelon made public its proposal to acquire NRG. The actual purchase price will fluctuate with the market price of Exelon’s common stock until the acquisition is effective. As a result, the final purchase price could differ significantly from the current estimate. See “Risk Factors—Risk Factors Relating to the Proposed NRG Acquisition.”

For purposes of estimating the purchase price, Exelon has assumed that at the effective date of the acquisition, which for purposes of the pro forma balance sheet is December 31, 2008, all outstanding shares of NRG’s 5.75% preferred stock converted into NRG common stock. The 5.75% preferred stock was convertible at a price dependent on the market value of NRG common stock on the conversion date. For purposes of the pro forma adjustments, Exelon has assumed that the market price for the determination of the 5.75% preferred shares conversion ratio is the value of NRG common stock based on Exelon’s implied offer price of $26.43 (based on the closing prices for NRG common stock and Exelon common stock on October 17, 2008). Exelon has assumed that the 5.75% preferred stock converts into 17.4 million shares of NRG common stock. This assumption was made for purposes of presentation of the pro forma financial statements and may not be representative of the actual conversion of the 5.75% preferred stock on March 16, 2009. The information regarding the number of shares of NRG common stock the preferred stock would be converted into was obtained from NRG’s publicly available information. The calculation of the impact of the conversion of the preferred shares follows (in millions except conversion ratio):

Number of 5.75% preferred shares at December 31, 2008	1.84
Conversion ratio of 9.4589 (based on implied offer price of $26.43)	9.4589

Number of NRG common shares	17.4

Additionally, for purposes of estimating the purchase price, Exelon has assumed that at the effective date of the acquisition, which for purposes of the pro forma balance sheet is December 31, 2008, 100% of the outstanding non-qualified stock options will vest upon the change in control, will be exercised for shares of NRG common stock (less the number of shares withheld to satisfy the aggregate exercise price of such options) and will be exchanged for shares of Exelon common stock at the fixed exchange ratio. This assumption was made for purposes of presentation of the pro forma financial statements and may not be representative of the ultimate treatment of the NRG stock options as a result of the transaction. The information regarding the number of shares and weighted average exercise price per share was obtained from NRG’s publicly available information dated December 31, 2008. The calculation of the impact of the exercise of those stock options and exchange of the shares of NRG common stock subject to those stock options follows (in millions):

NRG options outstanding at December 31, 2008 at implied offer price of $26.43	$106
Less: NRG options at weighted average exercise price	104

Value of Exelon shares issued to NRG stock option holders	$2

Closing price of Exelon common stock	$54.50

Number of shares of Exelon stock be to issued	0.04

For purposes of estimating the purchase price, Exelon has assumed that, at the effective date of the acquisition, which for purposes of the pro forma balance sheet is December 31, 2008, 100% of the outstanding unvested restricted stock units and performance units will vest upon the change in control and will be exchanged for shares of Exelon common stock at the exchange ratio. This assumption was made for purposes of presentation of the pro forma financial statements and may not be representative of the ultimate treatment applied to the NRG restricted stock and performance units as a result of the transaction. The information regarding the number of shares of NRG common stock that are subject to such units and the weighted average price per share was obtained from NRG’s publicly available information at December 31, 2008. The actual number of shares of NRG common stock that would be issued related to NRG’s long-term incentive plans may differ, and may be subject to adjustment upon the occurrence of an acquisition or other change in NRG’s structure, or other events. The calculation of the impact of the exchange of those unvested restricted stock and performance units follows (in millions, except exchange ratio and stock price):

Unvested restricted stock and performance units outstanding at December 31, 2008	1.982
Exchange ratio	0.485

Number of shares of Exelon stock to be issued	0.961
Closing price of Exelon common stock	$54.50

Market value of Exelon stock to be issued	$52

It is possible that NRG share based payment award holders may receive awards of Exelon common stock in exchange for their NRG share based payment awards. In the event that such an exchange occurred, the share based payment awards given to NRG holders would have to be valued using a share based payment pricing model and the purchase price impact of NRG share based payment awards would be based on such a valuation. Because Exelon has not been able to perform any due diligence regarding the terms of the existing share based payment plans, the information available to determine how such an exchange would be effected is limited and no estimate of the potential impact of that alternative has been provided.

Note 3. Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to pro forma financial statements

Adjustments to conform accounting policies - Exelon has not been able to perform any due diligence through which differences in accounting policies could be definitively identified. There may be differences in the accounting policies applied by the two companies that would impact the financial statements of the combined entity. Based on review of the disclosures in NRG’s Form 10-K for the year ended December 31, 2008, Exelon identified that there may be differences in accounting policies related to depreciation, gross versus net presentation of collateral, classification of interest for uncertain tax positions, calculation of asset retirement obligations and classification of emission allowances. Because Exelon has no information which would enable the estimation of any differences which may result from Exelon and NRG’s application of differing accounting policies, the extent of the adjustments that may be necessary is not known at this time and no pro forma adjustments have been recorded to conform accounting policies.

Adjustments to Pro Forma Condensed Combined Consolidated Statement of Operations

(a) Exelon and NRG historical presentation - Based on the amounts reported in the audited consolidated statement of operations of Exelon and NRG for the year ended December 31, 2008. Certain financial statement line items included in NRG’s historical presentation have been recast to corresponding line items as included in Exelon’s historical presentation and, in some cases, line items from Exelon’s historical presentation have been combined to conform presentations of the companies. These adjustments had no impact on the historical operating income or net income from continuing operations reported by Exelon or NRG.

(b) Shares outstanding - Reflects the elimination of the NRG common stock offset by issuance of 123,116,885 shares of Exelon common stock. This share issuance does not consider that fractional shares will be paid in cash. The pro forma weighted average number of basic shares outstanding is calculated by adding Exelon’s weighted average number of basic shares of common stock outstanding for the year ended December 31, 2008, and the number of Exelon shares expected to be issued as a result of the acquisition. For purposes of the pro forma financial statements, Exelon has assumed that NRG’s 5.75% preferred stock will be converted to shares of NRG common stock and exchanged for shares of Exelon common stock and NRG’s 4% Convertible Perpetual Preferred Stock (“4% preferred stock”) will remain outstanding and not be converted to shares of NRG common stock. The converted shares are included in common shares for purposes of determining basic and diluted shares outstanding. Because of the limited publicly available information regarding the terms of NRG’s preferred stock, these assumptions may not reflect the actual treatment of the preferred stock in an acquisition.

NRG’s 3.625% Convertible Perpetual Preferred Stock (“3.625% preferred stock”) is assumed to be redeemed or repurchased for cash. As a result of the assumed conversion of the 5.75% preferred stock into shares of NRG common stock and the redemption or repurchase of the 3.625% preferred stock for cash, a pro forma adjustment to eliminate NRG’s historical preferred stock dividend has also been recorded in the pro forma statement of operations. The dividend distributions to preferred stockholders for the year ended December 31, 2008 have been reduced by approximately $38 million representing the dividends associated with the preferred stock that was converted to Exelon common stock. The following table illustrates these computations (in millions):

Description	Year ended December 31, 2008
Basic:
Exelon weighted average common shares	658
Equivalent NRG common shares after exchange	114
Incremental shares attributable to pro forma adjustment for conversion of 5.75% preferred stock	8
NRG share based payment awards issued	1

Pro forma weighted average basic common shares	781

Diluted:
Exelon weighted average common shares	662
Equivalent NRG common shares after exchange	114
Incremental shares attributable to pro forma adjustment for conversion of 5.75% preferred stock	8
Incremental shares attributable to assumed conversion of 4% preferred stock	10
NRG share based payment awards issued	1

Pro forma weighted average diluted common shares	795

The dividends on the 4% preferred stock, classified within the pro forma interest expense adjustment, of $17 million for the year ended December 31, 2008, have been added back to net income available for common stockholders in the calculation of diluted earnings per share.

(c) Interest expense - Exelon currently anticipates that it may be necessary to refinance the majority of NRG’s existing long-term debt through the issuance of fixed rate bonds with a face value of approximately $7,695 million, an interest rate of 10% and a 10 year maturity. The majority of the proceeds will be used to repay NRG’s existing debt. Approximately $477 million of NRG’s outstanding long-term debt related to project financing and NRG’s capital leases are not expected to require refinancing as a result of the acquisition.

The elimination of interest expense on existing NRG long-term debt recognized in the pro forma adjustment excludes interest expense of $16 million for the year ended December 31, 2008, estimated to have been recorded in NRG’s historical financial statements related to NRG’s long-term debt that is not anticipated to be refinanced. The pro forma adjustments required to eliminate the interest expense related to NRG’s existing debt are based on the amounts of interest expense and deferred financing costs set forth in NRG’s publicly available financial statements for the periods presented and do not reflect the impact of interest rate swaps or other instruments, if any, that could impact the pro forma adjustment.

Dividends related to NRG’s 4% preferred stock have been reclassified to interest expense, as under the proposed structure the preferred stock will be held at a subsidiary of Exelon.

The pro forma adjustments included in the pro forma statement of operations also reflect the interest expense that would be paid on the fixed rate bonds to be issued, as well as amortization of deferred financing fees expected to be incurred related to those bonds. As the transaction is currently presented, Exelon expects to incur deferred financing fees of approximately $54 million with an amortization period of 10 years. As the acquisition progresses, it is possible that alternative financing strategies may be employed, including, but not limited to, retaining certain of NRG’s long-term debt structures that are currently in place. For example, if NRG’s $4.7 billion of long-term senior notes were retained at their current interest rates of 7.25% to 7.375%, rather than refinanced at the expected 10% interest rate, interest expense would be approximately $125 million lower than the amounts reflected on the pro forma financial statements on an annual basis.

Exelon expects that bridge financing will be required prior to finalization of the permanent debt arrangements. It is estimated that deferred financing fees of approximately $400 million will be incurred in association with the bridge financing and will be amortized over a period less than one year. As the bridge financing is a non-recurring cost, these fees have not been included in the pro forma statement of operations.

The increase to interest expense as a result of the pro forma adjustments is reflected in the following (in millions):

Year ended December 31, 2008
Elimination of interest expense on existing NRG long-term debt to be refinanced	$(530)
Elimination of deferred financing costs amortization	(29)
Dividends related to the 4% preferred stock	17
Interest expense on the bond issuance assuming interest rate of 10% with a term of 10 years	770
Amortization of deferred financing fees recorded in connection with the new permanent financing	5

Adjustment amount	$233

Impact of 1/8 percent increase in assumed interest rate of 10%	$10

(d) Operations and maintenance - Statement of Financial Accounting Standards No. 141 (revised), Business Combinations (“SFAS 141R”) which became effective for Exelon on January 1, 2009, requires transaction costs to be expensed in the period incurred for transactions with an acquisition date on or after the effective date. The estimated transaction costs of $122 million (net of expected tax benefit of $31 million) are not reported in the pro forma statement of operations as they represent non-recurring costs.

(e) Income taxes - Adjustments, with the exception of the dividends on NRG’s 4% preferred stock included in interest expense, reflect the income tax effect of the pro forma adjustments, which have been calculated using a 40% rate, approximating statutory income tax rates.

(f) Sources and uses of funds – The pro forma financial statements assume that in connection with the acquisition Exelon will issue $7,695 million of 10% fixed rate bonds with a 10 year maturity. The pro forma adjustments reflect the use of proceeds from the fixed rate bond issuance to retire the majority of NRG’s outstanding long-term debt. Additionally, NRG has outstanding 3.625% preferred stock, recorded on NRG’s historical balance sheet at a liquidation value net of issuance costs of $247 million. The pro forma financial statements assume that the 3.625% preferred stock will be redeemed for cash at the par value of $250 million, as disclosed in NRG’s historical financial statements. This assumption was made for purposes of presentation of the pro forma financial statements and may not be representative of the ultimate treatment of NRG’s 3.625% preferred stock in an acquisition.

Exelon expects to incur transaction costs of $153 million ($122 million net of tax), bridge loan commitment fees, deferred financing fees, and change of control premium payments of $47 million related to NRG’s outstanding senior notes. Approximately 50% of the $153 million of transaction costs are assumed deductible for purposes of determining uses of cash related to the acquisition.

The following table illustrates the estimated sources and uses of funds for the transaction as of December 31, 2008 (in millions):

Sources of funds:
NRG cash on hand as of December 31, 2008	$1,494
Issuance of new borrowings	7,695

Total source of funds	$9,189

Use of funds:
Payments to NRG 3.625% preferred shareholders	$250
Prepayment of existing long-term debt (including current maturities and change in control premium payments relating to the outstanding NRG senior notes, excluding capital leases and project financing)	7,738
Exelon and NRG transaction costs, net of tax benefit of $31	122
Loan commitment fees for bridge financing	400
Deferred financing fees for permanent borrowings	54

Total use of funds	$8,564

Actual amounts to be borrowed or converted in connection with the acquisition may differ significantly from the pro forma amounts set forth above. Factors which may influence the actual amount borrowed include, but are not limited to: (1) the cash flows of Exelon and NRG from the pro forma balance sheet date through the completion of the acquisition, (2) the contractual provisions of existing debt, equity and off-balance sheet agreements, (3) the actual purchase price paid and the form of consideration, (4) the pre-acquisition debt of each entity at the time of the acquisition and (5) the actual amount of fees and expenses incurred as a result of the acquisition. Additionally, the actual interest rate applicable to the borrowings made in connection with the acquisition will bear interest at a rate based on the then current creditworthiness of the combined company and the prevailing market conditions at the time of the acquisition (see note (c) for the impact of a 1/8% change in interest rates).

Without performing due diligence, Exelon is not able to determine whether NRG’s cash balances at December 31, 2008 are available to offset the cash requirements of the transaction. The pro forma balance sheet assumes that NRG’s cash and cash equivalents balance is available for use.

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(g) Exelon and NRG historical presentation - Based on the amounts reported in the unaudited consolidated balance sheet of Exelon and NRG as of December 31, 2008. Certain financial statement line items included in

NRG’s historical presentation have been recast to corresponding line items as included in Exelon’s historical presentation and, in some cases, line items from Exelon’s historical presentation have been recast to conform presentations of the companies. These adjustments had no impact on the historical total assets, liabilities or shareholders’ equity reported by Exelon or NRG.

(h) Cash - Reflects the net impact of repayment of the majority of NRG’s existing debt, including change of control premium payments of $47 million relating to the outstanding NRG senior notes, and redemption for cash of the 3.625% preferred stock (discussed at note (f)), the proceeds received from the issuance of fixed rate bonds, net of deferred financing fees of $54 million, transaction costs (net of tax), and loan commitment fees for bridge financing. According to NRG’s Annual Report on Form 10-K for the year ended December 31, 2008, NRG Common Stock Fund II’s embedded derivative had no redemption value as of December 31, 2008, and no payment for its termination has been included in the pro forma balance sheet. The decrease in the cash balance is shown in the following table (amounts in millions):

Issuance of new borrowings, net of deferred financing fees	$7,641
Payments to NRG 3.625% preferred shareholders	(250)
Prepayment of the majority of NRG long-term debt (including current maturities, excluding capital leases and project financing)	(7,738)
Exelon and NRG transaction costs, net of tax benefit of $31	(122)
Loan commitment fees for bridge financing	(400)

$(869)

(i) Goodwill - Reflects the preliminary estimate of the allocation of the excess of the purchase price paid for the NRG assets acquired and liabilities assumed. Exelon management does not have information related to NRG’s business necessary to complete a purchase price allocation in accordance with GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected in the pro forma financial statements. The estimated total purchase price of the transaction, based on the closing price of Exelon common stock on the NYSE on October 17, 2008, the last full trading day before Exelon made public its proposal to acquire NRG, and the excess of purchase price over the book values of the assets acquired and liabilities assumed is as follows (amounts in millions):

Purchase price	$6,710
Less: Net NRG assets acquired (including assumption of obligation for NRG 4% preferred stock and excluding NRG’s existing goodwill)	4,985

1,725
Plus: Cash paid for conversion premiums	50
Less: NRG existing goodwill	1,718

Pro forma goodwill adjustment	$57

(j) Debt - Exelon anticipates that it will be necessary to refinance the majority of NRG’s existing long-term debt and expects to issue fixed rate bonds at the close of the transaction. The pro forma financial statements assume that approximately $477 million of NRG’s existing long-term debt, primarily related to project financing, and NRG’s capital leases are not expected to be refinanced. The following table illustrates the pro forma adjustments impacting long-term debt balances:

December 31, 2008
Exelon existing long-term debt (including maturities within one year, excluding amounts due to funding and financing trusts)	$11,426
NRG existing long-term debt (including maturities within one year and capital leases)	8,168
Prepayment of the majority of NRG existing long-term debt (excluding capital leases and project financing)	(7,691)
Issuance of new borrowings	7,695

Adjusted balance	$19,598

For purposes of presentation of the pro forma financial statements, the pro forma adjustment to eliminate the majority of NRG’s existing long-term debt does not consider any associated prepayment penalties, with the exception of the $47 million change of control premium payments relating to the outstanding NRG senior notes, or the write-off of deferred financing fees, as Exelon does not have access to the necessary information to determine whether there are prepayment penalties or the amount of deferred financing fees recorded by NRG. Exelon has recognized its estimate of deferred financing fees of $54 million related to the permanent financing as of the acquisition date for purposes of the pro forma financial statements. In addition, the estimated commitment fees associated with the bridge financing of $400 million are reflected within the pro forma balance sheet.

(k) Equity - The pro forma balance sheet reflects the elimination of NRG’s historical equity balances, recognition of the issuance of new Exelon common shares and adjustments to retained earnings totaling $122 million (net of tax) for Exelon’s and NRG’s estimated transaction costs. These transaction costs are shown as an adjustment to retained earnings to reflect the impact of SFAS 141R (effective for Exelon on January 1, 2009), which requires that these costs be expensed. The 4% preferred stock has been reclassified to preferred securities of subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of Exelon common stock as of December 31, 2008 by (i) each person known by Exelon to own beneficially more than five percent of the outstanding shares of Exelon common stock, (ii) each director of Exelon, (iii) each current or former executive officer of Exelon named in the Summary Compensation Table on page 28 of Exelon’s proxy statement on Schedule 14A for its 2009 annual meeting of shareholders and (iv) all current executive officers and directors of Exelon as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

	Beneficially Owned Shares	Shares Held in Company Plans	Vested Stock Options and Options that Vest Within 60 days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock	Total Share Interest
		Note (1)			Note (2)

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]

Directors
John A. Canning, Jr.	5,000	708	—	5,708	839	6,547
M. Walter D’Alessio	11,847	8,734	—	20,581	—	20,581
Nicholas DeBenedictis	—	6,514	—	6,514	—	6,514
Bruce DeMars	11,498	1,366	—	12,864	—	12,864
Nelson A. Diaz	1,500	6,396	—	7,896	1,868	9,764
Sue L. Gin	44,043	1,366	—	45,409	1,829	47,238
Rosemarie B. Greco	2,000	10,430	—	12,430	9,243	21,673
Paul L. Joskow	2,000	1,844	—	3,844	2,300	6,144
John M. Palms	—	6,514	—	6,514	—	6,514
William C. Richardson	1,291	4,719	—	6,010	—	6,010
Thomas J. Ridge	—	4,465	—	4,465	2,147	6,612
John W. Rogers, Jr.	11,374	16,951	—	28,325	8,533	36,858
Stephen D. Steinour (3)	—	2,101	—	2,101	2,618	4,719
Don Thompson (3)	—	2,101	—	2,101	1,664	3,765

Named Officers
John W. Rowe	301,915	6,169	332,500	640,584	129,239	769,823
Matthew F. Hilzinger	2,801	23,139	34,375	60,315	222	60,537
John F. Young (4)	—	—	—	—	—	—
Christopher M. Crane	18,657	50,000	71,000	139,657	28,804	168,461
Ian P. McLean	46,972	15,010	414,038	476,020	32,010	508,030
Frank Clark	26,451	5,000	58,500	89,951	9,996	99,947
Total
Directors & Executive Officers as a group, 25 people (5)	589,762	254,572	1,261,913	2,106,247	323,056	2,429,303

1.	The shares listed under Shares Held in Company Plans, Column (B), include deferred stock units, restricted shares, held in the 401(k) plan, and deferred shares held in the Exelon Stock Deferred Plan.
2.	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include unvested performance shares that may be settled in cash or stock depending on where the named officer stands with respect to their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
3.	Messrs. Steinour and Thompson were elected to the board in April 2007 and have until April 2012 to achieve their stock ownership requirement of 5,000 shares.
4.	Mr. Young resigned effective January 29, 2008.
5.	Beneficial ownership, shown in Column [A], of each director and officer, and of the directors and executive officers as a group, represents less than 1% of the outstanding shares of Exelon common stock. Total includes share holdings from all directors and named executive officers (“NEOs”), as well as those executive officers listed in Item 1, Executive Officers of the Registrants, of Exelon’s proxy statement on Schedule 14A dated March 19, 2009, who are not NEOs for purposes of compensation disclosure.

Other Significant Owners of Exelon Stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on Schedule 13G filings by each owner with the SEC prior to March 19, 2009.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Capital World Investors 333 South Hope Street Los Angeles, California 90071	32,994,000	5%

Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	39,237,320	6%

Capital World Investors and Capital Research Global Investors are each divisions of Capital Research and Management Company. Capital World Investors disclosed in its Schedule 13G that it disclaims beneficial ownership of all shares and it has sole voting power over 734,000 shares and sole dispositive power over all shares. Capital Research Global Investors disclosed in its Schedule 13G that it disclaims beneficial ownership of all shares and it has sole voting power over 25,451,720 shares and sole dispositive power over all shares.

PROPOSAL 2

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Shareholders are being asked to consider and vote upon a proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes to approve the share issuance proposal.

Exelon’s board of directors unanimously recommends that shareholders vote “FOR” the adjournment proposal.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the documents that are incorporated by reference into this proxy, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe Exelon’s objectives, plans or goals are forward-looking. Exelon’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Exelon and NRG and projections regarding the industries in which they operate. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. In particular, forward-looking statements as to Exelon’s financial and business performance following the proposed NRG acquisition should be qualified by the absence of any opportunity for Exelon to perform comprehensive due diligence on NRG. These forward-looking statements might have been significantly different had such due diligence been undertaken. Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements since, while Exelon believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this proxy statement and the material accompanying this proxy statement.

Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include, but are not limited to:

•	required regulatory approvals may not be obtained in a timely manner, if at all;

•	the proposed transaction may not be consummated;

•	the anticipated benefits of the proposed transaction may not be realized;

•	the integration of NRG’s operations with Exelon may be materially delayed or may be more costly or difficult than expected; and

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.

Forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. Exelon does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. These and other relevant factors, including those risk factors in this proxy statement and any other information included or incorporated by reference in this document, and information that may be contained in Exelon’s other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

NOTE ON NRG INFORMATION

In respect of information relating to NRG’s business, financial results, financial condition, operations and management presented in, or omitted from, this proxy statement, Exelon has relied upon publicly available information, primarily information publicly filed by NRG with the SEC. Information publicly filed by NRG may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where You Can Find More Information.” Non-public information concerning NRG was not available to Exelon for the purpose of preparing this proxy statement. NRG has not cooperated with Exelon in, and has not been involved in, the preparation of this proxy statement and has not verified the information contained in this proxy statement relating to NRG. Publicly available information concerning NRG may contain errors. Exelon has no knowledge that would indicate that any statements contained herein, including statements incorporated by reference, regarding NRG’s business, operations, financial results, financial condition or condition in general, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue. However, Exelon was not involved in the preparation of such information and statements. As a result, Exelon has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement which have necessarily involved estimates with respect to NRG’s financial information. Any financial or other information regarding NRG that may be detrimental to Exelon following the acquisition of NRG that has not been publicly disclosed by NRG, or errors in estimates due to the lack of cooperation from NRG, may have an adverse effect on the benefits Exelon expects to achieve through the consummation of the offer.

The consolidated financial statements of NRG appearing in its annual report on Form 10-K for the year ended December 31, 2008 (including schedules appearing therein), and NRG management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and/or incorporated herein by reference. Exelon has not obtained the authorization of NRG’s independent auditors to incorporate by reference the audit reports relating to this information.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order to be considered for the 2010 annual meeting, shareholder proposals must be submitted before Thursday, November 19, 2009, in writing to Exelon’s principal executive office in care of Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. To be effective, the notice must disclose fully all ownership interests the proponent has in Exelon and contain a representation as to whether the shareholder has any intention of delivering a proxy statement to the other shareholders of Exelon. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Exelon and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from one or more of the affected shareholders. Once you have received notice from your broker or Exelon that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or Exelon if you hold registered shares. You can notify Exelon by sending a written request to Exelon Corporation, Attention: Investor Relations, 10 S. Dearborn Street, Chicago, Illinois 60680 or by contacting [—] at [—].

By Order of the Board of Directors

Katherine K. Combs
Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel
[ ], 2009

WHERE YOU CAN FIND MORE INFORMATION

Exelon and NRG file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Exelon and NRG file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Exelon’s and NRG’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Exelon has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of Exelon common stock to be issued in the exchange offer and the second-step merger. Exelon also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with the offer. Such Schedule TO and any amendments to that document are available for inspection and copying at the public reference room and website of the SEC referred to above.

NRG has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the exchange offer. Such Schedule 14D-9 and any amendments to that document are available for inspection and copying at the public reference room and website of the SEC referred to above.

Exelon also maintains a website at http://www.exeloncorp.com. You may access this proxy statement, the foregoing registration statement on Form S-4 and Schedule TO and any amendments thereto filed with the SEC by Exelon, and Exelon’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at Exelon’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

The SEC allows Exelon to incorporate information into this proxy statement “by reference,” which means that Exelon can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Exelon and NRG have previously filed with the SEC. These documents contain important information about Exelon and NRG and their financial condition.

Exelon Filings (File No. 001-16169):

Exelon Filing	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008, as filed on February 6, 2009, as amended by 10-K/A, as filed on February 19, 2009

The description of Exelon common stock set forth under the heading “Description of Exelon Capital Stock” in the joint prospectus statement/prospectus contained in Exelon’s Registration Statement (File No. 333-37082) on Form S-4, filed on May 15, 2000, including all amendments and reports filed for the purpose of updating such description

Current Reports on Form 8-K	Filed on:

• January 7, 2009

• January 20, 2009

• February 2, 2009

• February 2, 2009

• February 11, 2009

• February 17, 2009

• February 18, 2009

• February 26, 2009

• March 4, 2009

• March 10, 2009 (Items 8.01 and 9.01)

• April 3, 2009

• April 8, 2009

Tender Offer Statement on Schedule TO	Filed on November 12, 2008, as it may be amended from time to time

NRG Filings (File No. 001-15891):

NRG Filing	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008, as filed on February 12, 2009

The description of NRG’s common stock set forth in NRG’s Registration Statement on Form 8-A dated March 22, 2004 including all amendments and reports filed for the purpose of updating such description

Current Reports on Form 8-K	Filed on: • January 7, 2009 • January 30, 2009 • February 19, 2009 • February 20, 2009 • February 26, 2009 • February 27, 2009 • March 2, 2009 • March 24, 2009

Solicitation/Recommendation Statement on Schedule 14D-9	Filed on November 24, 2008, as it may be amended from time to time

Exelon hereby incorporates by reference additional documents that either it or NRG may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting. Nothing in this proxy statement shall be deemed to incorporate herein any information furnished but not filed with the SEC.

You may obtain any of these documents upon request to the information agent at its address set forth on the back cover of this proxy or from the SEC at the SEC’s Internet website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EXELON, PLEASE CONTACT EXELON NO LATER THAN [—], 2009, TO RECEIVE THEM BEFORE THE SPECIAL MEETING. In addition, this proxy statement is, and all other soliciting material filed by Exelon after the date of this proxy statement will be available at [—]. If you request any incorporated documents, Innisfree will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT OR TO WHICH EXELON HAS REFERRED YOU IN MAKING YOUR DECISION WHETHER TO VOTE IN FAVOR OF THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL. EXELON HAS NOT AUTHORIZED ANYONE TO PROVIDE SHAREHOLDERS WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2009. SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Exelon’s proxy statement for the special meeting is available at [—].

PRELIMINARY COPY SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com

EXELON CORPORATION 10 SOUTH DEARBORN STREET P.O. BOX 805398 CHICAGO, ILLINOIS 60680-5398	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [•], 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Exelon Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-[•]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [•], 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Exelon Corporation, c/o Broadridge [—].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EXLNC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

EXELON CORPORATION

The Board recommends a vote “FOR” for PROPOSAL 1.

PROPOSAL 1: A proposal to approve the issuance of shares of Exelon’s common stock, without par value, in connection with Exelon’s proposed acquisition of NRG Energy, Inc., a Delaware corporation (“NRG”), pursuant to the exchange offer and second-step merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board recommends a vote “FOR” for PROPOSAL 2.

PROPOSAL 2: A proposal to approve any adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of PROPOSAL 1 if there are not sufficient votes for PROPOSAL 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Where no direction is specified, this proxy will be voted “FOR” PROPOSAL 1 and “FOR” PROPOSAL 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF ON BEHALF OF THE UNDERSIGNED.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2

ADMISSION TICKET

To attend the special meeting please detach and bring this ticket along with a valid photo ID and present them at the Shareholder Registration Table upon arrival. This ticket is not transferable.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Exelon's Proxy Statement is available online at www.proxyvote.com.

We encourage you to vote the shares at www.proxyvote.com

IF YOU WISH TO ATTEND THE SPECIAL MEETING, DETACH AND BRING THIS ADMISSION TICKET ALONG WITH A PHOTO ID

EXLNC2

EXELON CORPORATION

2009 COMMON STOCK PROXY

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on [•], [•], 2009 at [•] A.M. at [•]

[•] and [•], or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on this proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the special meeting.

BNY Mellon Shareowner Services, as custodian under the Dividend Reinvestment Plan and Computershare Trust Company, as custodian under the Employee Stock Purchase Plan and the Employee Stock Purchase Plan for Unincorporated Subsidiaries, and Exelon Corporation as custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of the shareholder(s) named on this proxy card.